    As filed with the Securities and Exchange Commission on April 21, 1999
                                                     Registration No. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                        Group Maintenance America Corp.
            (Exact Name of registrant as specified in its charter)

       Texas                         1711                     76-0535259
  (State or other        (Primary Standard Industrial      (I.R.S. Employer
  jurisdiction of         Classification Code Number)   Identification Number)
 incorporation or
   organization)

                                                               Randolph W. Bryant
        8 Greenway Plaza, Suite 1500                 Senior Vice President, General Counsel and
             Houston, Texas 77046                                   Secretary
               (713) 860-0100                              8 Greenway Plaza, Suite 1500
  (Address, including zip code, and telephone                 Houston, Texas 77046
  number, including area code, of  Registrant's                    (713) 860-0100
        principal executive offices)                 (Address, including zip code, and telephone
                                                     number, including area code, of Registrant's
                                                             agent for service of process)

                                ---------------

                                   Copy to:

                                Gary W. Orloff
                         Bracewell & Patterson, L.L.P.
                    South Tower Pennzoil Place, Suite 2900
                             711 Louisiana Street
                           Houston, Texas 77002-2781
                             Phone: (713) 221-1306
                              Fax: (713) 221-1212

                                ---------------

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company or there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
Title of Each Class of                Proposed Maximum Proposed Maximum
      Securities         Amount to be  Offering Price      Aggregate        Amount of
   to be Registered       Registered    Per Unit(1)    Offering Price(1) Registration Fee
-----------------------------------------------------------------------------------------
9 3/4% Senior
 Subordinated Notes due
 2009..................  $130,000,000       100%         $130,000,000        $36,140
-----------------------------------------------------------------------------------------
Guarantees of 9 3/4%
 Senior Subordinated
 Notes due 2009(2).....       --             --               --                --
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2) No additional consideration will be paid by the recipients of the 9 3/4% Senior Subordinated Notes due 2009 for the Guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the Guarantees.

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission relating to these securities is effective. +
+This Prospectus is not an offer to sell these securities and it is not        +
+soliciting an offer to buy these securities in any state where the offer or   +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion, dated April 21, 1999

                                  $130,000,000
                          [GroupMac Logo Appears Here]
                        Group Maintenance America Corp.
                               Offer to Exchange
           9 3/4% Exchange Senior Subordinated Notes due 2009 for any
         and all outstanding 9 3/4% Senior Subordinated Notes due 2009

                                   ---------

  This Prospectus (and accompanying Letter of Transmittal) relates to our proposed offer to exchange up to $130,000,000 aggregate principal amount of new 9 3/4% Senior Subordinated Notes due 2009 (the "Exchange Notes"), which will be freely transferable, for any and all outstanding 9 3/4% Senior Subordinated Notes due 2009 issued in a private offering on January 22, 1999 (the "Original Notes"), which have certain transfer restrictions.

  . The Exchange Offer expires 5:00 p.m., New York City time, on [   ], 1999,
    unless extended.

  . The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

  . All Original Notes that are validly tendered and not validly withdrawn will be exchanged.

  . Tenders of Original Notes may be withdrawn at any time prior to expiration of the Exchange Offer.

  . We will not receive any proceeds from the Exchange Offer.

  . The exchange of Original Notes for Exchange Notes should not be a taxable event for United States Federal income tax purposes.

  . Holders of Original Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer.

  . Original Notes not exchanged in the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but except under certain circumstances will have no further exchange or registration rights under the Registration Rights Agreement.

  . Our "affiliates" (within the meaning of the Securities Act) may not participate in the Exchange Offer.

  . All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act.

  . We do not intend to apply for listing of the Exchange Notes on any securities exchange or to arrange for them to be quoted on any quotation system.

  The Exchange Notes and the Original Notes are referred to collectively as the "Notes."

                                  ----------

  Please see "Risk Factors" beginning on page 16 for a discussion of certain factors you should consider in connection with the Exchange Offer.

                                  ----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying Letter of Transmittal and related documents and any amendments or supplements to this prospectus carefully before making your investment decision.

                                  ----------

                 The date of this Prospectus is         , 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary....................................................................   3
Risk Factors...............................................................  16
The Exchange Offer.........................................................  23
Use of Proceeds............................................................  37
Capitalization.............................................................  38
Description of Credit Agreement............................................  39
Description of the Notes...................................................  42
Certain Federal Income Tax Considerations..................................  84
Legal Matters..............................................................  89
Experts....................................................................  90
Where You Can Find More Information........................................  91

                               ----------------

  You should rely on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the Notes. The information in this document may only be accurate on the date set forth on the cover.

                               ----------------
                           FORWARD-LOOKING STATEMENTS
  This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including, among other things:

  . Our reliance on acquisitions for growth,

  . Our plan to use our stock as consideration in future acquisitions, and the effect of a decline in the stock price on that plan,

  . Our ability to integrate acquired businesses,

  . Our reliance on the commercial and residential new construction industries,

  . Anticipated trends and conditions in our industry, including future consolidation,

  . The effect of moderate weather patterns on the demand for our services, and

  . Our ability to compete in local markets.

  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                    SUMMARY

  This summary highlights selected information from this prospectus or information incorporated by reference in this prospectus and may not contain all the information that is important to you. This prospectus includes specific terms of the notes we are offering, as well as information regarding our business and detailed financial data. You should read carefully this entire prospectus, including any information to which we refer you, before deciding to exchange any of the notes. The terms "GroupMAC," "us", "our" and "we" as used in this prospectus refer to Group Maintenance America Corp. and its subsidiaries on a combined basis, as well as to the business and operations of their predecessors, except where it is made clear that such term means only the parent company. References to fiscal year financial information for GroupMAC refers to the fiscal year ended December 31, 1998 or the respective fiscal year ends of our subsidiaries. References to pro forma financial information of GroupMAC, or to combined financial information of any group of its operating units, refer to a year ended December 31. GroupMAC changed its fiscal year end to December 31 after completing the initial public offering of its common stock (the "IPO") on November 13, 1997.


                        Group Maintenance America Corp.

  GroupMAC is a leading nationwide provider of mechanical and electrical services. Mechanical services include heating, ventilating and air conditioning ("HVAC") and plumbing services. We provide services to commercial/industrial and residential customers through our operations in 58 cities across 26 states. We offer a broader range of comprehensive services to our customers than virtually any other company in our industry. The following tables show our pro forma revenue mix for the latest twelve months ended December 31, 1998.

                                Industries Served
                                -----------------
                                                          Revenue
                                                      ($ in millions) Percentage
                                                      --------------- ----------
Mechanical...........................................    $1,023.7        81.2%
Electrical...........................................    $  236.3        18.8%

                                Customer Markets
                                ----------------
                                                          Revenue
                                                      ($ in millions) Percentage
                                                      --------------- ----------
Commercial/industrial................................     $959.1         76.1%
Residential..........................................     $300.9         23.9%

                                Services Provided
                                -----------------
                                                          Revenue
                                                      ($ in millions) Percentage
                                                      --------------- ----------
Maintenance, Repair & Replacement....................     $748.2         59.4%
New Installation.....................................     $511.8         40.6%

  We have achieved our goal of obtaining approximately 60% of our revenue from maintenance, repair and replacement services and approximately 40% from new installation services one year ahead of schedule. The benefits of maintenance, repair and replacement services include higher margins, more predictable and recurring revenues and a more diversified customer base. The benefits of new installation services include pricing discounts received through volume purchases and potential recurring customers for maintenance, repair and replacement services. Nationwide, maintenance, repair and replacement represented 66% of industry sales for 1997, with new installations accounting for 34% of the total.

  We provide our commercial/industrial customers with maintenance, repair and replacement and new installation services for products such as:

 . Boilers, chillers and central plants,

 . Process piping and control systems, and

 . Data cabling.

  We provide our residential customers with maintenance, repair and replacement and new installation services for products such as:

 . Central air conditioning systems and furnaces,

 . Plumbing fixtures and pipes, and

 . Water heaters.

  Since our formation in 1996, we have acquired 68 companies in 44 of the top 100 markets in the United States. To date we have grown primarily through a disciplined acquisition process. In addition to acquisition growth, we have experienced 15.1% internal revenue growth for the fiscal year ended December 31, 1998 compared to the fiscal year ended December 31, 1997 in the 24 operating companies acquired before or concurrently with the initial public offering of our common stock. These companies have been in business an average of 27 years. Our pro forma revenues were approximately $1,260.0 million for the fiscal year ended December 31, 1998.

                                  The Industry

  Overall. The mechanical and electrical services markets are substantial and highly fragmented with a small number of multi-location regional or national operators and a large number of relatively small, independent businesses serving discrete local markets with limited service offerings. Based on available industry data, we estimate there are over 100,000 businesses with combined annual revenues of over $100 billion consisting of approximately $84 billion in mechanical and $16 billion in electrical service revenues. We believe the combined revenues of the regional and national service providers, including our company, account for approximately 5% of the total mechanical and electrical service markets. We believe the fragmented nature of each industry presents substantial consolidation and growth opportunities for companies with access to capital and management skills to implement a disciplined acquisition program and effectively integrate and operate a national network of mechanical and electrical service businesses.

  Commercial/Industrial Market. We provide maintenance, repair and replacement services and new installation in the following major vertical markets:

 . Manufacturing and processing facilities;

 . Power generation facilities;

 . Hospitals and other critical care facilities;

 . Colleges and universities;

 . Hotels;

 . Commercial office buildings and complexes;

 . Retail stores; and

 . Restaurants, supermarkets, and convenience stores.

  Our commercial and industrial customers include general contractors, facility owners, facility managers, developers, utilities, energy service companies, property managers, engineers, consultants and architects. We believe that the demand for commercial/industrial services will primarily be derived from any one or a combination of the following:

 . Bundling of energy with other energy-related services/upgrades;

 . Continued outsourcing trend;

 . Single-sourcing of services by national customers;

 . General economic conditions;

 . Aging installed HVAC equipment base;

 . Increased efficiency and sophistication of HVAC equipment; and

 . Strong growth in voice and data communications.

  It is becoming increasingly more important to be able to "bundle" mechanical and electrical capabilities for national commercial/industrial companies as more customers look for outsourcing options. Furthermore, as utilities and other energy companies look for ways to secure their current market share, extensive opportunities will exist to provide critical efficiency upgrades and operations and maintenance programs on a national basis.

  We estimate that approximately 50.6% of our pro forma revenue for the fiscal year ended December 31, 1998 is associated with commercial/industrial maintenance, repair and replacement services and 25.5% is derived from new installation services.

  Residential Market. We provide maintenance, repair and replacement and new installation services in single family and low-rise multifamily housing units. Our residential customers include local, regional, and national homebuilders, apartment developers and individual property owners. The residential new installation market is primarily dependent on the number of single family and multi-family housing starts. The residential service market is dependent in the short term on weather patterns and over the long term is expected to grow due to the increasing size of the installed base. We estimate that approximately 8.8% of pro forma revenue for the fiscal year ended December 31, 1998 is associated with residential maintenance, repair and replacement services with 15.1% derived from new installation services.

                               Company Strengths

  We believe that we have six basic strengths as a company.

  Balanced Business Mix. We believe that our balanced customer base, broad geographic presence and comprehensive service offerings provide us with earnings and cash flow stability and growth potential. Our balanced business mix should mitigate the effects of national and regional economic cycles and weather patterns.

  Significant National Presence. We have become a leading national provider of mechanical and electrical services through our acquisition of 68 operating companies in 58 cities across 26 states. Our national presence is evident through our operations in 44 of the top 100 markets. We have been utilizing our United Service Alliance ("USA") affiliates as well as our operating companies to expand our national presence. USA is a member organization owned by GroupMAC which provides industry training programs and national account opportunities to independent service companies. In geographic areas where we have limited or no operations, we coordinate with a USA affiliate to provide service to our customers. This affiliate network together with our operating companies facilitates the cross marketing of services and the development of regional and national customers. Our larger and/or national customers include Microsoft, Lincoln Properties, Builders Square, Pep Boys, Blockbuster and MCI Worldcom.

  Meaningful Utility Alliances. We believe that we will benefit from utility deregulation through our national presence and the breadth of products and services we can offer to energy companies seeking to bundle their service and product offerings to commercial, industrial and residential owners and builders. We were recently selected by PG&E Energy Services as their preferred provider of commercial HVAC services nationwide. An unregulated subsidiary of the third largest utility in the United States, PG&E Energy Services has a national presence and is likely to be a significant participant in the rapidly growing energy services market.

  Proven Ability to Integrate Acquisitions. We have a dedicated eight member acquisition team that selectively targets well-managed, profitable service providers with established market positions in specific geographic, product or service markets. Moreover, each company we acquire has a solid financial and administrative infrastructure in place prior to acquisition. We have a formalized, analytical screening process to source and evaluate acquisition candidates. We are currently evaluating financial statements of potential acquisition targets with over $1,100.0 million in annualized revenues from which we intend to select acquisition targets.

  Experienced Management Team. Our senior management team includes four recognized leaders in the HVAC industry and all others have industry, consolidation and/or public company experience. We believe that our management team is capable of achieving our growth strategy. In addition, local management has substantial experience in the mechanical and electrical service industries. Our directors and executive officers and the management of our operating companies own approximately 70% of our common stock on a fully diluted basis.

  Superior Customer Service. We provide superior, consistent customer service on a nationwide basis. Historically, mechanical and electrical service companies have provided inconsistent quality or a limited scope of services to their customers. In recent years, technological developments and changing service needs have heightened the problem of unpredictable service quality in our markets. Our superior service is the result of thorough hiring and training methods and close supervision. To differentiate GroupMAC's commercial service delivery, we have developed a standardized approach to preventative maintenance services, the Performance Service System. This system allows us to design customized maintenance programs for customers based upon their targeted maintenance expenditure levels. Furthermore, this system allows us to manage services and control quality for customers in a consistent manner which augments our national accounts effort. Finally, the use of equity incentives for substantially all employees encourages a service-oriented workforce.

                                Company Strategy

  Our objective is to become the premier provider of mechanical and electrical services by supplying high quality, nationwide service. To achieve our objective, we have adopted a strategy based on the following elements.

  Continue to Develop National Accounts. We believe that our national scope and superior service quality will allow us to compete successfully for larger service contracts. National contracts typically require greater geographic coverage and personnel availability to allocate and share resources more effectively. In pursuing long-term national contracts we focus on contracts with:

 . multi-location commercial and industrial customers,

 . building management companies,

 . electric utilities, and

 . real estate investment trusts and other large property owners.

  We believe that several trends among our customer base have heightened the need for national service capabilities, including:

 . trends toward the institutional ownership and management of all types of real estate,

 . increased outsourcing of services, and

 . offering our services as a value added element to enhance the sale of electricity and natural gas to commercial/industrial customers by utilities.

  Establish Strategic Alliances with Utility Companies. As electric utility markets deregulate, we expect certain national energy providers to "bundle" the services we offer with their more traditional commodity products and services. These providers will likely include services for the installation, retrofit and/or maintenance of the energy-consuming systems of commercial and industrial businesses. We believe that national utility providers will seek to align themselves with us for our ability to provide high quality service nationwide. We continue to evaluate all acquisitions based upon their ability to allow us to pursue the opportunities inherent in utility deregulation.

  Pursue Selective Acquisitions. The fragmented nature of our markets provides substantial opportunities for us to continue our acquisition strategy. We use detailed criteria in screening for potential acquisitions. After an initial screening, each candidate is evaluated through a rigorous due diligence process including detailed financial, operational and other reviews. We will continue to seek to retain senior management of acquired companies and to align their interests with ours by using common stock as consideration for acquisitions and compensation.

  Attract, Develop and Retain Skilled Technicians. Our growth and success depends on our ability to attract and retain a highly trained and motivated technical workforce. Our objective is to become the employer of choice within our markets by offering our employees opportunities that most smaller operators cannot, including:

 . superior training,

 . formalized career development and advancement throughout a large organization,

 . substantial employee benefits,

 . equity-based incentive compensation and participation, and

 . greater stability of employment.

  We intend to monitor continuously our employee relations and policies to attract and retain key technical employees.

  Continue to Achieve Operating Efficiencies. As a national operator, we benefit from increased efficiency in several areas, including:

 . materials purchasing,

 . computer systems,

 . employee benefits,

 . insurance,

 . financing, and

 . marketing programs.

  We are also able to share "best practices" in all of our companies by facilitating and promoting communication throughout our company and our affiliates.

  Maintain Decentralized Field Operations. Each market we serve has different operating characteristics and requires knowledgeable local or regional management. As part of our acquisition and operating strategy, we retain local brand names and management and allow them to maintain substantial responsibility for the day-to-day operations while providing significant support from both the corporate level and the overall organization to best manage long-term operating success. We provide incentives to local managers and former owners through both equity participation and cash-based performance programs. Our decentralized operations allow local management to focus on maintaining the highest level of customer service and provide useful information on regional trends and activities.

                              Recent Developments

  Since December 31, 1998, we completed the following acquisitions:

 . On January 14, 1999, we acquired Pacific Rim Mechanical Contractors, Inc., which provides mechanical contracting services primarily to commercial customers located in San Diego, California. In fiscal 1998, Pacific Rim had revenues of approximately $38.7 million and its income from operations was approximately $0.9 million.

 . On February 11, 1999, we acquired Air Systems, Inc., which provides mechanical contracting services primarily to commercial customers located in San Jose, California, and surrounding areas. In fiscal 1998, Air Systems had revenues of approximately $120.9 million and its income from operations was approximately $11.2 million.

 .  On February 12, 1999, we acquired Statewide Heating & Air Conditioning,
   Inc., which provides mechanical contracting services primarily to commercial customers located in the Raleigh, North Carolina, metropolitan area. In fiscal 1998, Statewide had revenues of approximately $5.6 million and its income from operations was approximately $0.5 million.

 .  On April 8, 1999, we acquired Klassic Air Conditioning, Inc., which installs
   HVAC systems in newly constructed residences in the Houston, Texas, metropolitan area. In fiscal 1998, Klassic had revenues of approximately $10.0 million and its income from operations was approximately $0.3 million.

 . On April 14, 1999, we acquired Tower Electric Company, which provides electrical contracting services to commercial customers located in the Fairfax, Virginia, metropolitan area. In fiscal 1998, Tower Electric had revenues of approximately $8.4 million and its income from operations was approximately $1.5 million.

The aggregate consideration paid or to be paid for these acquisitions consisted of approximately $40.6 million in cash, $1.6 million of junior subordinated notes, 2.4 million shares of our common stock, warrants to purchase 0.1 million shares of common stock and assumed debt of $13.8 million. We will account for these acquisitions using the purchase method of accounting.

  On January 14, 1999, we announced that the holders of over 7.2 million shares of our common stock had agreed to extend their lock-up terms through December 31, 1999. These shareholders included our executive officers, our board members, our initial equity sponsor and some larger shareholders who received common stock when we acquired their businesses.

  On January 22, 1999, we completed a private placement to institutional investors of $130 million aggregate principal amount of 9 3/4% senior subordinated notes due 2009. We used the proceeds of that offering to repay indebtedness that we incurred under our $230 million bank credit agreement (the "Credit Agreement") to make acquisitions of businesses.

  We currently plan to continue our past business practice of acquiring other businesses in our industry. We are currently evaluating financial statements of potential acquisition targets with over $1.1 billion in annualized revenues from which we intend to select acquisition targets.

                               The Exchange Offer

Registration Rights           We sold $130 million in aggregate principal
 Agreement..................  amount of Original Notes to qualified institutional buyers as defined in Rule 144A under the Securities Act or to institutional accredited investors within the meaning of Rule
                              501 under the Securities Act, through Merrill
                              Lynch & Co., NationsBanc Montgomery Securities
                              LLC, ABN AMRO Incorporated, The Robinson-Humphrey
                              Company, Jefferies & Company, Inc. and U.S.
                              Bancorp Libra, as initial purchasers (the
                              "Initial Purchasers"). The Initial Purchasers and we entered into an Exchange and Registration
                              Rights Agreement dated as of January 22, 1999
                              (the "Registration Rights Agreement"), which grants the holders of the Original Notes certain exchange and registration rights. The Exchange
                              Offer made hereby is intended to satisfy such exchange rights.

The Exchange Offer..........  $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes. As of the date hereof, $130 million aggregate principal amount of the Original Notes are outstanding. We will issue the Exchange Notes to holders on the earliest practicable date following the Expiration Date.

Resales of the Exchange       Based on an interpretation by the staff of the
 Notes......................  SEC set forth in no-action letters issued to third parties, we believe that, except as described below, the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a holder thereof (other than any such holder that is an "affiliate" of GroupMAC within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                              Each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer in exchange for Original Notes that such broker-dealer acquired for its own account as a result of market-making activities or other trading activities (other than Original Notes acquired directly from us or our affiliates) must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                              If we receive certain notices in the Letter of Transmittal, this Prospectus, as it may be amended or supplemented from time to time, may be used for the period described below by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from us. We have agreed that, if we receive certain notices in the Letter of Transmittal, for a period of 180 days after the date on which the Registration Statement becomes effective, we will make this Prospectus available to any such broker-dealer for use in connection with any such resale.

                              The Letter of Transmittal requires broker-dealers tendering Original Notes in the Exchange Offer to indicate whether such broker-dealer acquired such Original Notes for its own account as a result of market-making activities or other trading activities (other than Original Notes acquired directly from us or any of our affiliates). If no broker-dealer indicates that such Original Notes were so acquired, we have no obligation under the Registration Rights Agreement to maintain the effectiveness of the Registration Statement past the consummation of the Exchange Offer or to allow the use of this Prospectus for such resales. See "The Exchange Offer--Purpose and Effect of the Exchange Offer"; "--Registration Rights" and "--Resale of the Exchange Notes; Plan of Distribution."

Expiration Date.............  The Exchange Offer expires at 5:00 p.m., New York
                              City time, on       , 1999, unless we extend the
                              Exchange Offer in our sole discretion, in which case the term "Expiration Date" means the latest date and time to which such Exchange Offer is extended.

Conditions to the Exchange
 Offer......................  The Exchange Offer is subject to certain conditions, which we may waive. See "The Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering
 the Original Notes.........  Each holder of Original Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal together with the Original Notes and any other required documentation to the Exchange Agent (as defined below under "Exchange Agent") at the address set forth herein. By executing the Letter of Transmittal, a holder will make certain representations to us. See "The Exchange Offer--Registration Rights" and "-- Procedures for Tendering Original Notes."

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "The Exchange Offer-- Procedures for Tendering Original Notes."

Guaranteed Delivery
 Procedures.................  Holders of Original Notes who wish to tender their Original Notes when those securities are not immediately available or who cannot deliver their Original Notes, the Letter of Transmittal or any other documents required by such Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Original Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering Original Notes--Guaranteed Delivery."

Withdrawal Rights...........  Tenders of Original Notes pursuant to the
                              Exchange Offer may be withdrawn at any time prior to the Expiration Date.

Acceptance of Original
 Notes and Delivery of
 Exchange Notes.............  We will accept for exchange any and all Original
                              Notes that are properly tendered in the Exchange Offer, and not withdrawn, prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be issued on the earliest practicable date following our acceptance for exchange of Original Notes. See "The Exchange Offer--Terms of the Exchange Offer."

Exchange Agent..............  State Street Bank & Trust Company is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

Federal Income Tax
 Considerations.............  We have received an opinion of counsel advising that the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as a taxable exchange for federal income tax purposes. See "Certain Federal Income Tax Considerations."

                                   The Notes

Maturity Date...............  January 15, 2009.

Interest Payment Dates......  January 15 and July 15 of each year, commencing
                              July 15, 1999.

Optional Redemption.........  We may redeem the Notes at our option, in whole or in part, at any time on or after January 15, 2004 at the redemption prices set forth herein plus accrued interest on the date of redemption. Additionally, we may redeem up to an aggregate of 35% of the principal amount of the Notes from time to time prior to January 15, 2002 at our option at the redemption price set forth herein plus accrued interest to the date of redemption, with the net proceeds of certain sales of our common stock if at least 65% of the principal amount of the Notes remains outstanding. See "Description of the Notes--Optional Redemption."

Change of Control...........  Upon certain change of control events, we must offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued interest. See "Description of the Notes--Change of Control."

Subsidiary Guarantees.......  The Notes are guaranteed (the "Guarantees"), jointly and severally on a senior subordinated basis, by each of our existing and future direct and indirect Subsidiaries (excluding Unrestricted Subsidiaries and Foreign Subsidiaries). As of the date hereof, all of our subsidiaries guarantee the Notes. See "Description of the Notes-- Guarantees of the Notes."

Ranking.....................  The Notes and the subsidiary guarantees will be unsecured senior subordinated obligations. The Notes rank behind all our existing and future senior indebtedness including borrowings under our Credit Agreement. The guarantees will rank behind all existing and future guarantor senior indebtedness. They will rank equally in right of payment with any of our future senior subordinated indebtedness and of the subsidiary guarantors, and senior in right of payment of any of their junior subordinated indebtedness. The term "senior indebtedness" is defined in the "Description of the Notes--Certain Definitions" section of this prospectus.

                              At December 31, 1998, assuming we had completed all acquisitions we have acquired subsequent to such date and issued the Notes and applied the net proceeds therefrom, the Notes and the subsidiary guarantees:

                              . would have been subordinated to $159.5 million
                                of senior indebtedness, and

                              . would have ranked senior to $1.6 million of
                                junior subordinated debt.

                              We and our subsidiaries may incur additional debt, subject to certain limitations. See "Description of the Notes--Subordination" and "-- Certain Covenants--Limitation on Indebtedness."

Restrictive Covenants.......  The indenture under which the Original Notes were issued and the Exchange Notes will be issued (the "Indenture") contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries (as defined) to:

                              . incur additional indebtedness,

                              . incur additional senior subordinated
                                indebtedness,

                              . pay dividends on, redeem or repurchase our
                                capital stock,

                              . make investments,

                              . issue or sell capital stock of restricted
                                subsidiaries,

                              . engage in transactions with affiliates,

                              . create certain liens,

                              . sell assets,

                              . guarantee indebtedness,

                              . restrict dividend or other payments to us, and

                              . consolidate, merge or transfer all or
                                substantially all our assets and the assets of our subsidiaries on a consolidated basis.

                              The covenants are subject to important exceptions and qualifications which are described under the heading "Description of the Notes" in this prospectus.

                                  Risk Factors

  Prospective purchasers of the Notes should consider carefully the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus before making any investment in the Notes.

                                ----------------

  Our principal executive offices are located at 8 Greenway Plaza, Suite 1500, Houston, Texas 77046 and our telephone number is (713) 860-0100.

                                  RISK FACTORS

  You should carefully consider the following factors and other information in this offering memorandum before deciding to invest in the Notes.

Significant Indebtedness and Interest Payment Obligations--Our substantial indebtedness could adversely affect our financial health, make us more vulnerable to adverse economic conditions and prevent us from fulfilling our obligations under the Notes.

  We are highly leveraged. As of December 31, 1998, assuming we had completed all acquisitions we have acquired subsequent to such date and issued the Notes and applied the net proceeds therefrom, we had outstanding $291.1 million of consolidated indebtedness (of which approximately $159.5 million would have been senior indebtedness) and our total consolidated indebtedness, as a percentage of capitalization, was 45.7%. We will require substantial capital to finance our anticipated growth, so we expect to incur additional debt in the future. However, we will be limited in the amount we could incur by our existing and future debt agreements.

  Our high level of indebtedness could have important consequences to holders of Notes, such as:

 . limiting our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

 . limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service;

 . placing us at a competitive disadvantage compared to competitors with less debt;

 . increasing our vulnerability to adverse economic and industry conditions; and

 . increasing our vulnerability to interest rate increases because borrowings under our Credit Agreement are at variable interest rates.

  Our ability to pay interest on the Notes and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations, we will need to refinance, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service requirements.

Subordination of the Notes and Guarantees to Senior Indebtedness--Your right to receive payment on the Notes is junior to most of our existing indebtedness and possibly all of our future borrowings. Further, the guarantees of the Notes are junior to all of our guarantors' existing indebtedness and possibly all of their future borrowings.

  The Notes will be subordinate to all our senior indebtedness. The guarantees will be subordinated to all guarantor senior indebtedness. As of December 31, 1998, assuming we had completed all acqusitions we have acquired subsequent to such date and issued the Notes and applied the net proceeds therefrom, we had outstanding $159.5 million of senior indebtedness ($158.9 million of which was guarantor senior indebtedness). We also may incur additional senior indebtedness under the terms of the Credit Agreement. For example, as of December 31, 1998, assuming we had completed all acqusitions we have acquired subsequent to such date and issued the Notes and applied the net proceeds therefrom, and subject to the terms and conditions of the Credit Agreement, we had $70.6 million available thereunder which, if borrowed, would be senior indebtedness. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations on the Notes only after all payments have been made on our senior indebtedness. Similarly, in the event of a bankruptcy, liquidation or dissolution of any guarantor, its assets would be available to pay obligations on the guarantee only after all payments had been made on its guarantor senior indebtedness. In addition, no cash payments may be made with respect to the Notes during the continuance of a payment default with respect to senior indebtedness. Furthermore, under certain circumstances, no cash payments with respect to the Notes may be made for a period of up to 179 days (during each period of 360 days) if a nonpayment default exists with respect to designated senior indebtedness. We cannot assure you that sufficient assets will remain to make any payments to you or other holders of the Notes. In addition, certain events of default under the Credit Agreement would prohibit us from making any payments on the Notes. The terms "senior indebtedness" and "designated senior indebtedness" are defined in the "Description of the Notes-- Subordination" section of this prospectus.

Notes are Unsecured--Your right to enforce remedies is limited by the rights of holders of secured debt.

  In addition to being subordinate to all of our senior indebtedness, the Notes will not be secured by any of our assets. Our obligations under our Credit Agreement are secured by all of our inventory and accounts receivable and those of our subsidiary guarantors and a pledge of the capital stock of each guarantor. If we became insolvent or are liquidated, or if payment under our Credit Agreement is accelerated, the lenders under our Credit Agreement will have a prior right to such assets, and may foreclose upon such assets, to the exclusion of holders of the Notes. Therefore, our bank lenders will have a claim on certain of our assets before the holders of these Notes. See "Description of the Notes" and "Description of Credit Agreement."

Restrictions in Credit Agreement and Indenture on Our Operations--We may not be able to finance future needs or adapt our business plans to changes because of restrictions placed on us by our lenders and noteholders.

  The operating and financial restrictions and covenants in our Credit Agreement and the indenture governing the Notes adversely affect, and any future financing agreements may also adversely affect, and in fact limit or prohibit, our ability to finance future operations or capital needs, to respond to changes in our business or competitive activities, or to engage in other business activities. See "Description of the Notes" and "Description of Credit Agreement." A breach of any of these restrictions or covenants could cause a default under the Credit Agreement and the Notes and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the Notes.

Possible Inability to Purchase Notes upon a Change of Control--We may be prevented from financing, or may not have the ability to raise funds necessary to finance, the change of control offer required by the Indenture.

  Upon certain change of control events, each holder of Notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to repurchase the Notes upon a change of control event is prohibited by the terms of our Credit Agreement. Future agreements may contain a similar provision. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our Credit Agreement. We cannot assure you that we would be able to repay amounts outstanding under our Credit Agreement. Any requirement to offer to purchase any outstanding Notes may result in us having to refinance our outstanding indebtedness or obtain necessary consents under such agreement to repurchase the Notes, which we may not be able to do. In the event that a Change of Control occurs at a time when we are prohibited from purchasing the Notes, we could seek the consent of our lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing the Notes. In such case, our failure to purchase Notes that are tendered following a Change of Control would constitute an event of default under the indenture which would, in turn, constitute a default under the Credit Agreement and could constitute a default under other senior indebtedness. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of the Notes. In addition, even if we were able to refinance such indebtedness, such financing may be on terms unfavorable to us. The term "Change of Control" is defined in the "Description of the Notes--Certain Definitions."

Integration of Acquired Companies--Any delay or inability to integrate businesses we acquire could adversely affect our financial health.

  We have grown, and plan to continue to grow, by acquiring other companies in our industry. Our future success is dependent on our ability to integrate our past and future acquisitions into one enterprise with a common operating plan. We must also monitor the performance of our acquired companies. Many of these acquired companies must change their past operating systems such as accounting, employment, purchasing and marketing. We may not be successful in our efforts to integrate acquired companies or monitor their performance. If we are unable to do so, or if we experience delays or unusual expenses in doing so, it could have a material adverse effect on our business, financial condition and results of operations.

Dependence on Acquisitions for Growth--If our acquisition program strategy is not achieved, our growth will be diminished.

  We plan to grow primarily by acquisitions. This strategy requires that we identify acquisition targets and negotiate and close acquisitions without disrupting our existing operations. The strategy may result in the diversion of our time from operating matters, which may cause the loss of business and personnel. There are also possible adverse effects on earnings resulting from the possible loss of acquired customer bases, amortization of goodwill created in purchase transactions and the contingent and latent risks associated with the past operations and other unanticipated problems arising in the acquired business. Our success is dependent upon our ability to identify, acquire, integrate and manage profitably acquired businesses. If we cannot do this, our business and growth may be harmed.

Cyclical Nature of New Installation Market--Downturns in the construction industry could cause our revenues from installing equipment to decrease.

  A substantial portion of our business involves installation of mechanical and electrical systems in newly constructed residences and commercial/industrial facilities. Our revenues from new installations services in the residential market is dependent upon the level of housing starts in the areas in which we operate. The housing industry is cyclical, and our revenues from new residential installation will be affected by the factors that affect the housing industry. These factors include changes in employment and income levels, the availability and cost of financing for new home buyers and general economic conditions. The level of new commercial/industrial installation services is also affected by changes in economic conditions and interest rates. General downturns in housing starts or new commercial/industrial construction in the areas in which we operate could have a material adverse effect on our business, including its financial condition and results of operations.

Availability of Technicians--A skilled labor force is important to our planned internal growth.

  Our ability to provide high-quality mechanical and electrical services on a timely basis requires an adequate supply of skilled technicians. Shortages of qualified technicians sometimes occur. We cannot assure you that we will be able to maintain an adequate skilled labor force or that our labor expenses will not increase. A shortage of skilled labor would require us to curtail our planned internal growth.

Weather--Our profitability will be affected by prolonged bad weather or seasonal variations.

  Our business tends to be affected adversely by moderate weather patterns. Comparatively warm winters and cool summers reduce the demand for our maintenance, repair and replacement services. Additionally, our new installation business is affected adversely by extremely cold weather and large amounts of rain. As a result, we expect our revenues and operating results to be lower in our first and, to a lesser degree, fourth calendar quarters. Prolonged weather conditions or seasonal variations may cause unpredictable fluctuations in operating results.

Competition--We face competition from owner-operated companies and large public companies and utilities for the services we provide and for companies we may want to acquire.

  The mechanical and electrical and plumbing service industries are very competitive. These industries are served by small, owner-operated private companies and by larger companies operating nationwide, including unregulated affiliates of electric and gas public utilities and HVAC equipment manufacturers, and there are few barriers to entry. Certain of the smaller competitors have lower overhead cost structures and may be able to provide their services at lower rates than we can. Some of the larger competitors have greater financial resources, name recognition or other competitive advantages and may be willing to pay higher prices than we are willing to pay for the same opportunities. Consequently, we may encounter significant competition in our efforts to achieve our growth objectives.

Dependence on Key Personnel--Our business may suffer if we do not retain our management and the management of any company we acquire.

  We depend on our executive officers and senior management personnel and on the senior management of significant businesses we acquire. Our business could be affected adversely if these persons do not continue in their roles and we are unable to attract and retain qualified replacements. We do not maintain key-man insurance on our executive officers and senior management personnel.

Dependence on Additional Capital for Future Growth--If we cannot use our common stock or raise capital for consideration in acquisitions, we may not be able to grow our business by acquisitions.

  We have financed capital expenditures and acquisitions primarily through the issuance of equity securities, secured bank borrowings and internally generated cash flow. We currently intend to finance future acquisitions by using shares of our common stock for a significant portion of the consideration to be paid. If our common stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept our common stock as part of the consideration for the sale of their businesses, we may be required to utilize more of our cash resources, if available, in order to initiate and maintain our acquisition program. We cannot assure you that we will be able to raise the additional capital required. If we cannot do so, our growth through acquisitions may be limited.

Dependence on Subsidiaries for Cash Flow--We rely on our subsidiaries for our operating funds and our subsidiaries have no obligation to supply us with any funds.

  We conduct our operations through subsidiaries and are dependent upon our subsidiaries for the funds we need to operate. We will be dependent on the transfer of funds from our subsidiaries to make the payments due under the notes. Each of our subsidiaries is a distinct legal entity and has no obligation, contingent or otherwise, to transfer funds to us. Our ability to pay the Notes, and the ability of our subsidiaries to transfer funds to us, could be restricted by the terms of subsequent financings.

Fraudulent Transfer Considerations--Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

  Creditors of any business are protected by fraudulent conveyance laws which differ among various jurisdictions, and these laws may apply to the issuance of the guarantees by our subsidiaries. The guarantees may be voided by a court, or subordinated to the claims of other creditors, if

 . a guarantee was incurred by a subsidiary with actual intent to hinder, delay or defraud any present or future creditor of the subsidiary, or

 . a subsidiary did not receive fair consideration--or reasonably equivalent value--for issuing its guarantee, and the subsidiary

  --was insolvent,

  --was rendered insolvent by reason of issuing the guarantee,

  --was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital, or

  --intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured.

  If a guarantee of a subsidiary were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would be solely our creditors and creditors of our other subsidiaries that have guaranteed the Notes. The Notes then would be effectively subordinated to all obligations of the subsidiary. To the extent that the claims of the holders of the Notes against any subsidiary were subordinated in favor of other creditors of such subsidiary, such other creditors would be entitled to be paid in full before any payment could be made on the Notes. If one or more of the guarantees is voided or subordinated, we cannot assure you that after providing for all prior claims, there would be sufficient assets remaining to satisfy the claims of holders of the Notes.

  Based upon financial and other information, we believe that the Notes and the guarantees are being incurred for proper purposes and in good faith and that the Company and each subsidiary is solvent and will continue to be solvent after this offering is completed, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. We cannot assure you, however, that a court reviewing these matters would agree with us. A legal challenge to a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary as a result of our issuance of the Notes.

Lack of Public Market for the Notes

  The Original Notes have not been registered under the Securities Act, and may not be resold by purchasers thereof unless the Original Notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. While the Original Notes are at present eligible for trading in the PORTAL market of the Nasdaq Stock Market, Inc., the Exchange Notes will not be so eligible, and there can be no assurance, even following registration or exchange of the Original Notes for Exchange Notes, that an active trading market for the Original Notes or the Exchange Notes will exist. At the time of the private placement of the Original Notes, the Initial Purchasers advised the Company that they intended to make a market in the Original Notes and, if issued, the Exchange Notes. However, the Initial Purchasers are not obligated to make a market in the Original Notes or the Exchange Notes, and any such market-making may be discontinued at any time at the sole discretion of the Initial Purchasers. No assurance can be given as to the liquidity of or trading market for the Original Notes or the Exchange Notes.

Consequences to Non-Tendered Holders of Original Notes--The market value of your Original Notes may be lower if you do not exchange your Original Notes or fail to properly tender your Original Notes for exchange.

  Consequences of Failure to Exchange. To the extent that Original Notes are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for Original Notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Original Notes not tendered for exchange. The extent of the market and the availability of price quotations for Original Notes would depend upon a number of factors, including the number of holders of Original Notes remaining at such time and the interest in maintaining a market in such Original Notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Original Notes that are not exchanged in the Exchange Offer may be affected adversely to the extent that the amount of Original Notes exchanged pursuant to the Exchange Offer reduces the float. The reduced float also may tend to make the trading price of the Original Notes that are not exchanged more volatile.

  Consequences of Failure to Properly Tender. Issuance of the Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "The Exchange Offer--Conditions to the Exchange Offer" and only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery of all required documentation. Neither we, the Exchange Agent nor any other person is under any duty to give notification of defects or irregularities with respect to the tenders of Original Notes for exchange. Original Notes that may be tendered in the Exchange Offer but which are not validly tendered will, following the consummation of the Exchange Offer, remain outstanding and will continue to be subject to the same transfer restrictions currently applicable to such Original Notes.

                               THE EXCHANGE OFFER

Registration Rights

  At the closing of the offering of the Original Notes, we entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which we agreed, for the benefit of the holders of the Original Notes, at our cost,

 . within 90 days after the date of the original issue of the Original Notes, to file an Exchange Offer Registration Statement with the SEC with respect to the Exchange Offer for the Exchange Notes, and

 . to use our reasonable efforts to cause the Exchange Offer Registration
  Statement to be declared effective under the Securities Act within 150 days after the date of original issuance of the Original Notes.

  Upon the Exchange Offer Registration Statement being declared effective, we agreed to offer the Exchange Notes in exchange for surrender of the Original Notes. We agreed to keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Original Notes.

  For each Original Note surrendered to us pursuant to its Exchange Offer, the holder of such Original Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Original Note surrendered in exchange therefor or, if no interest has been paid on such Original Note, from the date of its original issue. The Registration Rights Agreement also provides an agreement to include in the prospectus for the Exchange Offer certain information necessary to allow a broker-dealer who holds Original Notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than Original Notes acquired directly from us or one of our affiliates) to exchange such Original Notes pursuant to the Exchange Offer and to satisfy the prospectus delivery requirements in connection with resales of Exchange Notes received by such broker-dealer in the Exchange Offer. We agreed to maintain the effectiveness of the Registration Statement for these purposes for 180 days after the consummation of the Exchange Offer.

  The preceding agreement is needed because any broker-dealer who acquires Original Notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This Prospectus covers the offer and sale of the Exchange Notes pursuant to the Exchange Offer made hereby and the resale of Exchange Notes received in the Exchange Offer by any broker-dealer who held Original Notes acquired for its own account as a result of market-making activities or other trading activities other than Original Notes acquired directly from us or one of our affiliates.

  Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the Exchange Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Original Notes who is an "affiliate" of ours or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange

Notes (1) will not be able to rely on the interpretation of the staff of the Commission, (2) will not be able to tender its Original Notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

  Each holder of the Original Notes (other than certain specified holders) who wishes to exchange Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (1) it is not an affiliate of ours, (2) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (3) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes.

  In the event that any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the date of issuance and sale of the Original Notes, or upon request of the Initial Purchasers (under certain circumstances), we will, at our cost,

 . as promptly as practicable, file a Shelf Registration Statement (which may be an amendment of the Registration Statement of which this Prospectus is a part) covering resales of the Original Notes,

 . use all reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act, and

 . use all reasonable efforts to keep effective the Shelf Registration Statement until two years after its effective date (or until all Original Notes have been sold pursuant to the Shelf Registration Statement).

  We will, in the event of the filing of a Shelf Registration Statement, (1) provide to each holder of the Original Notes copies of the prospectus which is a part of the Shelf Registration Statement, (2) notify each such holder when the Shelf Registration Statement for the Original Notes has become effective, and (3) take certain other actions as are required to permit unrestricted resales of the Original Notes. A holder of Original Notes that sells such Original Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of the Original Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Original Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

  The interest rate borne by the Original Notes will be increased by one-quarter of one percent per annum with respect to the first 90-day period (or portion thereof) following the failure of

    (1) the Exchange Offer Registration Statement to be filed with the

  SEC on or prior to the 90th calendar day following the date of original issue of the Original Notes,

    (2) the Exchange Offer Registration Statement or, if required in lieu thereof, the Shelf Registration Statement, to be declared effective on or prior to the 150th calendar day following the date of original issue of the Original Notes,

    (3) once effective, the Exchange Offer Registration Statement or the Shelf Registration Statement to be effective or the prospectus to be usable under certain circumstances, or

    (4) the Exchange Offer to be consummated within 180 days of the original issue of the Original Notes.

  The amount of such additional interest will increase by an additional one-quarter of one percent to a maximum of one-half of one percent per annum for each subsequent 90-day period (or portion thereof) until the specified event has occurred. Any additional interest is in each case payable in cash semiannually, in arrears, on January 15 and July 15 of each year. If the interest rate borne by the Original Notes is increased for any of these reasons, it will return to the original interest rate upon

      (w) the filing of the Exchange Offer Registration Statement in the case of clause (1) above,

      (x) the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement in the case of clause (2) above,

      (y) the reeffectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement in the case of clause (3) above, or

      (z) the consummation of the Exchange Offer in the case of clause (4) above.

  This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

  Except as set forth above, after consummation of the Exchange Offer, holders of Original Notes have no registration or exchange rights under the Registration Rights Agreement. See "--Consequences of Failure to Exchange," and "--Resales of Exchange Notes; Plan of Distribution."

Consequences of Failure to Exchange

  The Original Notes which are not exchanged for Exchange Notes pursuant to the Exchange Offer and are not included in a resale prospectus which, if required, will be filed as part of an amendment to the Registration Statement, will remain restricted securities and subject to restrictions on transfer. Accordingly, such Original Notes may be resold

    (1) to us (upon redemption thereof or otherwise),

    (2) so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A,

    (3) in an offshore transaction in accordance with Regulation S under the Securities Act,

    (4) pursuant to an exemption from registration in accordance with Rule 144 (if available) under the Securities Act,

    (5) in reliance on another exemption from the registration requirements of the Securities Act, or

    (6) pursuant to an effective registration statement under the Securities
  Act.

  In all of the situations discussed above, the resale must be in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the registrar or co-registrar being met, including receipt by the registrar or co-registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar.

  To the extent Original Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Original Notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the Original Notes could be adversely affected. See "Risk Factors--Consequences to Non-Tendering Holders of Original Notes."

Terms of the Exchange Offer

  Upon the terms and subject to the conditions set forth in the Prospectus and in the Letter of Transmittal, a copy of which is attached to this Prospectus as Annex A, we will accept any and all Original Notes validly tendered and not withdrawn prior to the Expiration Date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer. However, Original Notes may be tendered only in integral multiples of $1,000 principal amount.

  The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes, except that

 . the Exchange Notes will have been registered under the Securities Act and hence will not bear legends restricting their transfer pursuant to the Securities Act, and

 . except as otherwise described above, holders of the Exchange Notes will not be entitled to the rights of holders of Original Notes under the Registration Rights Agreement.

  The Exchange Notes will evidence the same debt as the Original Notes which they replace, and will be issued under, and be entitled to the benefits of, the Indenture which governs all of the Notes.

  Solely for reasons of administration and for no other purpose, we have fixed
the close of business on          , 1999 as the record date for the Exchange
Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered holder of Original Notes or such holder's legal representative or attorney-in-fact as reflected on the records of the trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Original Notes entitled to participate in the Exchange Offer.

  Holders of the Original Notes do not have any appraisal or dissenters' rights under the Texas Business Corporation Act or the Indenture in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

  We shall be deemed to have accepted validly tendered Original Notes when, as and if they have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of the Original Notes for the purposes of receiving the Exchange Notes. The Exchange Notes delivered pursuant to the Exchange Offer will be issued on the earliest practicable date following the acceptance for exchange of Original Notes by us.

  If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions of fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
           , 1999, unless we, in our sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, we will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

  We reserve the right, in our sole discretion,

    (1) to delay accepting any Original Notes,

    (2) to extend the Exchange Offer,

    (3) if any of the conditions set forth below under "--Conditions to the Exchange Offer" have not been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or

    (4) to amend the terms of the Exchange Offer in any manner.

  Except as specified in the second paragraph under this heading, any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes. The Exchange Offer will then be extended for a period of five to 10 business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

  Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of this Exchange Offer, we shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

Procedures for Tendering Original Notes

  Tenders of Original Notes. The tender by a holder of Original Notes pursuant to any of the procedures set forth below will constitute the tendering holder's acceptance of the terms and conditions of the Exchange Offer. Our acceptance for exchange of Original Notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the Exchange Offer. Only holders are authorized to tender their Original Notes. The procedures by which Original Notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the Original Notes are held.

  DTC has authorized DTC participants that are beneficial owners of Original Notes through DTC to tender their Original Notes as if they were holders. To effect a tender, DTC participants should either (1) complete and sign the Letter of Transmittal or a facsimile thereof, have the signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below under "--Book-Entry Delivery Procedures," or (2) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and follow the procedures for book-entry transfer set forth below under""--Book-Entry Delivery Procedures."

  Tender of Original Notes Held in Physical Form. To tender effectively Original Notes held in physical form pursuant to the Exchange Offer,

 . a properly completed Letter of Transmittal (or a facsimile thereof) duly executed by the holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth below, and tendered Original Notes must be received by the Exchange Agent at such address (or delivery effected through the deposit of Original Notes into the Exchange Agent's account with DTC and making book-entry delivery as set forth below) on or prior to the Expiration Date, or

 . the tendering holder must comply with the guaranteed delivery procedure set forth below.

  Letters of Transmittal or Original Notes should be sent only to the Exchange Agent and should not be sent to us.

  Tender of Original Notes Held Through a Custodian. To tender effectively Original Notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the Original Notes on the beneficial owner's behalf. A Letter of Instructions from the record owner to the beneficial owner may be included in the materials provided along with this Prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner's Original Notes to effect the tender.

  Tender of Original Notes Held Through DTC. To tender effectively Original Notes that are held through DTC, DTC participants should either

 . properly complete and duly execute the Letter of Transmittal (or a facsimile thereof), and any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below or

 . transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the Exchange Agent for its acceptance.

  Delivery of tendering Original Notes held through DTC must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

  The method of delivery of Original Notes and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or Agent's Message transmitted through ATOP, is at the election and risk of the person tendering Original Notes and delivering Letters of Transmittal. Except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to such date.

  Except as provided below, unless the Original Notes being tendered are deposited with the Exchange Agent on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent's Message), GroupMAC may, at its option, reject such tender. Exchange of Exchange Notes for the Original Notes will be made only against deposit of the tendered Original Notes and delivery of all other required documents.

  Book-Entry Delivery Procedures. The Exchange Agent will establish accounts with respect to the Original Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Original Notes by causing DTC to transfer such Original Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although delivery of Original Notes may be effected through book-entry at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one or more of its addresses set forth in this Prospectus on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. The confirmation of a book-entry transfer into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

  The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Original Notes and that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and we may enforce such agreement against such participant.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Original Notes tendered thereby are tendered (1) by a registered holder of Original Notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such Original Notes) who has not completed either the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (2) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the Original Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Original Notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the Letter of Transmittal accompanying the tendered Original Notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit the Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Original Notes may nevertheless be tendered if all the following conditions are satisfied:

    (1) the tender is made by or through an Eligible Institution;

    (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by GroupMAC herewith, or an Agent's Message with respect to guaranteed delivery that is accepted by GroupMAC, is received by the Exchange Agent on or prior to the Expiration Date, as provided below; and

    (3) the certificates for the tendered Original Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Original Notes into the Exchange Agent's account at DTC as described above), together with a Letter of Transmittal (or facsimile thereof), property completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal or a properly transmitted Agent's Message, are received by the Exchange Agent within two business days after the date of execution of the Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, delivery of Exchange Notes by the Exchange Agent for Original Notes tendered and accepted for exchange pursuant to the Exchange Offer will, in all cases, be made only after timely receipt by the Exchange Agent of such Original Notes (or Book-Entry Confirmation of the transfer of such Original Notes into the Exchange Agent's account at DTC as described above), and a Letter of Transmittal (or facsimile thereof) with respect to such Original Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted Agent's Message.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes our acceptance of which, in the opinion of our counsel, would be unlawful.

  We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. The interpretation of the terms and conditions of its Exchange Offer (including the instructions in the Letter of Transmittal) by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as we shall determine.

  Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the Exchange Agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  Any Original Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Original Notes are submitted in a principal amount greater than the principal amount of Original Notes being tendered by such tendering holder, such unaccepted or non-exchanged Original Notes will either be

    (1) returned by the Exchange Agent to the tendering holders, or

    (2) in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, credited to an account maintained with such Book-Entry Transfer Facility.

  By tendering, each registered holder will represent to us that, among other things,

    (1) the Exchange Notes to be acquired by the holder and any beneficial owner(s) of the Original Notes ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the holder and any Beneficial Owner(s) in the ordinary course of business of the holder and any Beneficial Owner(s),

    (2) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes,

    (3) the holder and each Beneficial Owner acknowledge and agree that (x) any person participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the SEC set forth in no-action letters that are discussed herein under "--Resale of the Exchange Notes; Plan of Distribution," and (y) any broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes pursuant to the Exchange Offer must delivery a prospectus in connection with any resale of such Exchange Notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act,

    (4) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of ours except as otherwise disclosed to us in writing, and

    (5) the holder and each Beneficial Owner understands that a secondary resale transaction described in clause (3) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the SEC.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "--Resale of the Exchange Notes; Plan of Distribution."

Withdrawal of Tenders

  Except as otherwise provided herein, tenders of Original Notes pursuant to the Exchange Offer may be withdrawn, unless theretofore accepted for exchange as provided in the Exchange Offer, at any time prior to the Expiration Date.

  To be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must

 . specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"),

 . identify the Original Notes to be withdrawn, including the certificate number or numbers of the particular certificates evidencing the Original Notes (unless such Original Notes were tendered by book-entry transfer), and aggregate principal amount of such Original Notes, and

 . be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of the Original Notes into the name of the person withdrawing such Original Notes.

  If Original Notes have been delivered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Original Notes--Book-Entry Delivery Procedures," any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with such withdrawn Original Notes and must otherwise comply with such book-entry transfer facility's procedures.

  If the Original Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal meeting the requirements we discussed above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of Original Notes can only be accomplished in accordance with these procedures.

  All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. No withdrawal of Original Notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall they incur any liability for failure to give any such notification. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are retendered. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Original Notes" at any time prior to the Expiration Date.

  Any Original Notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the Exchange Offer, or which have been validly withdrawn, will be returned to the holder thereof unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

Conditions to the Exchange Offer

  The Exchange Offer shall not be subject to any conditions, other than that

    (1) the SEC has issued an order or orders declaring the Indenture governing the Notes qualified under the Trust Indenture Act of 1939,

    (2) the Exchange Offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC,

    (3) no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in our judgment, might impair our ability to proceed with the Exchange Offer,

    (4) there shall not have been adopted or enacted any law, statute, rule or regulation which, in our judgment, would materially impair our ability to proceed with the Exchange Offer, or

    (5) there shall not have occurred any material change in the financial markets in the United States or any outbreak of hostilities or escalation thereof or other calamity or crisis the effect of which on the financial markets of the United States, in our judgment, would materially impair our ability to proceed with the Exchange Offer.

  If we determine in our sole discretion that any of the conditions to the Exchange Offer are not satisfied, it may

    (1) refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders,

    (2) extend its Exchange Offer and retain all Original Notes tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such Original Notes (see "--Withdrawal of Tenders"), or

    (3) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Original Notes which have not been withdrawn.

  If such waiver constitutes a material change to the Exchange Offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

Exchange Agent

  State Street Bank & Trust Company, the Trustee under the Indenture governing the Notes, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery and other documents should be directed to the Exchange Agent addressed as follows:

                                    By Mail:

                       State Street Bank & Trust Company
                           Corporate Trust Department
                                  P.O. Box 778
                        Boston, Massachusetts 02102-0078
                            Attention:

                                 By Facsimile:

                                 (617) 664-5395

                             Confirm by Telephone:
                                 (617) 664-5587

                                    By Hand:

                       State Street Bank & Trust Company
                           Corporate Trust Department
                       Two International Place, 4th Floor
                          Boston, Massachusetts 02110
                             Attention:

Fees and Expenses

  We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of our company and its affiliates.

  No dealer-manager has been retained in connection with the Exchange Offer and no payments will be made to brokers, dealers or others soliciting acceptance of the Exchange Offer. However, reasonable and customary fees will be paid to the Exchange Agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

  We estimate that our out of pocket expenses for the Exchange Offer will be approximately $200,000. Such expenses include fees and expenses of the Exchange Agent and the trustee under the Indenture, accounting and legal fees and printing costs, among others.

  We will pay all transfer taxes, if any, applicable to the exchange of its Original Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of its Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

  The Exchange Notes will be recorded at the carrying value of the Original Notes and no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

Resale of the Exchange Notes; Plan of Distribution

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any
such resale. In addition, until           , 1999 (90 days after the date of
this prospectus), all dealers effecting transactions in the Exchange Notes, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

  We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions

    (1) in the over-the-counter market,

    (2) in negotiated transactions,

    (3) through the writing of options on the Exchange Notes or a combination of such methods of resale,

    (4) at market prices prevailing at the time of resale,

    (5) at prices related to such prevailing market prices or

    (6) negotiated prices.

  Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes.

  Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission on concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses approved in writing of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) required to use this prospectus in connection with their resale of Exchange Notes as described above against certain liabilities, including liabilities under the Securities Act.

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy our material obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes offered by this prospectus. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange Original Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Original Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in our indebtedness.

                                 CAPITALIZATION

  The following table sets forth (1) our historical consolidated capitalization as of December 31, 1998, (2) our pro forma consolidated capitalization as of December 31, 1998, after giving effect to the acquisition of five companies subsequent to December 31, 1998 and related financings and (3) our pro forma as adjusted consolidated capitalization as of December 31, 1998, after giving effect to the issuance of the Notes and the application of the net proceeds therefrom to repay outstanding indebtedness. For a description of the pro forma adjustments, see Notes to Unaudited Pro Forma Combined Financial Statements incorporated by reference herein. This presentation should be read in conjunction with our historical and unaudited pro forma combined financial statements and related notes thereto incorporated by reference herein (in thousands).

                                                  As of December 31, 1998
                                           -------------------------------------
                                                                      Pro Forma
                                                       Pro Forma     as Adjusted
                                                    for Acquisitions   for the
                                                          and        issuance of
                                            Actual  Refinancings(2)   the Notes
                                           -------- ---------------- -----------
Short-term senior debt....................  $12,959     $    560      $    560
                                           ========     ========      ========
Long-term debt:
  Credit facility(1) .....................  195,000      262,019       158,909
  9 3/4% Notes due 2009...................       --           --       130,000
  Junior subordinated debt(1).............   16,000       17,613         1,613
                                           --------     --------      --------
    Total long-term debt..................  211,000      279,632       290,522
                                           --------     --------      --------
Shareholders' equity......................  315,929      345,940       345,940
                                           --------     --------      --------
    Total capitalization.................. $526,929     $625,572      $636,462
                                           ========     ========      ========

--------
(1) After giving effect to the issuance of the Notes and the application of the net proceeds therefrom, we will have available, subject to the terms and conditions thereof, $70.6 million under our Credit Agreement. Upon issuance of the Notes, certain holders of junior subordinated notes had the right to require repayments of their notes in an aggregate amount of approximately $16.0 million. Such repayment was made with funds available under our Credit Agreement subsequent to December 31, 1998.
(2) Gives effect to the acquisition of five acquisitions closed subsequent to December 31, 1998. See "Summary--Recent Developments." Also gives effect to the repayment of short-term senior debt that matured in January 1999 with borrowings under the Credit Agreement.

                        DESCRIPTION OF CREDIT AGREEMENT

General

  The lenders under our Credit Agreement are committed to provide us, subject to certain terms and conditions, the entire $230 million principal amount of the revolving credit facility described below. The following description summarizes the material provisions of the Credit Agreement. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Credit Agreement a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Amortization; Prepayments

  Loans under the Credit Agreement may be prepaid at any time without premium or penalty in reasonable minimum amounts. Prepayments of Eurodollar borrowings on any day other than the last day of an interest period must be accompanied by a payment to the lenders of various costs, expenses or losses, if any, incurred as a result of such prepayment. Any loans under the Credit Agreement are payable in full on October 13, 2001.

Security; Guarantees

  Borrowings under the Credit Agreement are guaranteed by our domestic Subsidiaries (as defined in the Credit Agreement), including future domestic Subsidiaries. Our obligations under the Credit Agreement and the obligations under the guarantees are secured by a first priority lien on the accounts receivable and inventory of the domestic Subsidiaries, and by a pledge of stock of its domestic Subsidiaries.

Interest Rates

  Loans under the Credit Agreement bear interest at a rate per annum, at our option, of either (1) the Alternate Base Rate which is equal to the greater of the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.5% or the Prime Rate (as defined in the Credit Agreement) plus a margin depending on the ratio of indebtedness for borrowed money to Adjusted EBITDA (as defined in the Credit Agreement), or (2) the Eurodollar Rate (as defined in the Credit Agreement) plus a margin depending on the ratio of indebtedness for borrowed money to Adjusted EBITDA.

Fees, Expenses and Costs; Credit Facilities

  The terms of the Credit Agreement require us to pay the following fees in connection with the maintenance of loans under the Credit Agreement: (1) commitment fees to be paid to the Lenders in amounts between 0.25% and 0.375% per annum with respect to the unused commitments under the Credit Agreement depending on the ratio of indebtedness for borrowed money to Adjusted EBITDA, payable quarterly in arrears until such time as such facility is terminated; and (2) administration fees payable annually to the Agent. In addition, we paid various underwriting and arrangement fees and closing costs in connection with the origination and syndication of the Credit Agreement.

  We are required to reimburse the Agent for all reasonable out-of-pocket costs and expenses incurred in the preparation, documentation and administration of the Credit Agreement and to reimburse the Lenders for all reasonable costs and expenses incurred in connection with the enforcement of their rights in connection with a default or the enforcement of the Credit Agreement. We must indemnify the Agent and the Lenders and their respective officers, directors, shareholders, employees, agents and attorneys against certain costs, expenses (including fees and reimbursements of counsel) and liabilities arising out of or relating to the Credit Agreement and the transactions contemplated thereby. The Lenders also are entitled to be reimbursed for certain reserve requirements and increases therein, changes in law and circumstances, taxes (other than on overall net income), capital adequacy, and consequential costs. Further, the inability to determine Eurodollar Rates or the possible future illegality of the Eurodollar Rate option will result in such rate option being unavailable.

Covenants

  The Credit Agreement contains substantial restrictive covenants limiting our ability and that of our subsidiaries to:

 . incur Indebtedness (as defined in the Credit Agreement), including contractual contingent obligations;

 . pay certain debt after default;

 . create or allow to exist liens or other encumbrances;

 . transfer assets except for sales and other transfers of inventory or surplus, immaterial or obsolete assets in the ordinary course of business;

 . enter into mergers, consolidations and asset dispositions of all or substantially all of its properties;

 . make investments;

 . extend credit to any entity;

 . sell, transfer or otherwise dispose of any class of stock or the voting rights of any subsidiary of GroupMAC;

 . enter into transactions with related parties other than on an arm's-length basis on terms no less favorable to us than those available from third parties;

 .  amend certain agreements;

 . make any material change in the nature of the business conducted by GroupMAC;

 .  pay dividends or redeem shares of capital stock; and

 .  make capital expenditures.

  In addition, the Credit Agreement contains covenants that, among other things and with certain exceptions, require us and our subsidiaries to:

 . maintain the existence, qualification and good standing of GroupMAC and its subsidiaries;

 . comply in all material respects with all material applicable laws;

 . maintain material properties, rights and franchises;

 . deliver certain financial and other information;

 . maintain specified insurance;

 . pay taxes; and

 . notify the Lenders of any default under the Loan Documents (as defined in the Credit Agreement) and of certain other material events.

  Under the Credit Agreement, we are required to satisfy certain financial covenants and tests, including (1) a minimum fixed charge coverage ratio; (2) a maximum ratio of total indebtedness for borrowed money to Capitalization (as defined in the Credit Agreement); and (3) a minimum Consolidated Net Worth (as defined in the Credit Agreement).

Events of Default

  Events of Default under the Credit Agreement include, subject to certain applicable notice and grace periods, the following:

 . a default in the payment when due of any principal, interest, fees or other amount under the Credit Agreement;

 . a default by GroupMAC under any debt instrument in excess of $5,000,000, or the occurrence of any event or condition that enables the holder of such debt to accelerate the maturity thereof;

 . any material breach of any representation, warranty or statement in, or failure to perform any duty or covenant under the Credit Agreement or any of the Loan Documents;

 . commencement of voluntary or involuntary bankruptcy, insolvency or similar proceedings by or against GroupMAC or any Material Subsidiary;

 . any judgment or order in excess of $5,000,000 net of confirmed insurance remaining undischarged or unstayed for longer than certain periods; and

 . a Change of Control (as defined in the Credit Agreement).

                            DESCRIPTION OF THE NOTES


  The Notes are to be issued under an indenture (the "Indenture") among GroupMAC, each of the GroupMAC's subsidiaries as of the date of the issuance (the "Initial Guarantors") and State Street Bank and Trust Company, as trustee (the "Trustee"). The Indenture will not be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), except upon effectiveness of a registration statement for the Exchange Offer. By its terms, however, the Indenture will incorporate certain provisions of the Trust Indenture Act and, upon consummation of the Exchange Offer, the Indenture will be subject to and governed by the Trust Indenture Act. References to the Notes include the Exchange Notes unless the context otherwise requires.

  The following summary of the material provisions of the Indenture and the Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture and the Notes, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

General

  The Notes are unsecured senior subordinated obligations of GroupMAC limited to $200 million aggregate principal amount, of which $130 million were issued on the Issue Date, and are guaranteed by each of the Guarantors on a senior subordinated basis as described below. The Notes will be issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof.

  Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be transferable, at the corporate trust office or agency of the Trustee in the City of New York maintained for such purposes. In addition, interest may be paid at the option of GroupMAC by check mailed to the person entitled thereto as shown on the security register. No service charge will be made for any transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Maturity, Interest and Principal

  The Notes mature on January 15, 2009. Interest on the Notes accrues at the rate of 9 3/4% per annum and will be payable semi-annually in arrears on each January 15 and July 15, commencing July 15, 1999, to the holders of record of Notes at the close of business on the January 1 and July 1, respectively, immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 22, 1999 (the "Issue Date"). Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

  The Notes are expected to trade in the Same-Day Funds Settlement System of The Depository Trust Company ("DTC") until maturity, and secondary market trading activity for the Notes will therefore settle in same day funds.

Additional Interest

  Pursuant to the Registration Rights Agreement, GroupMAC agreed to file with the Commission the Exchange Offer Registration Statement and to offer to the holders of Notes who are able to make certain representations the opportunity to exchange their Notes for Exchange Notes. In the event that GroupMAC is not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or in certain other circumstances, including if for any reason the Exchange Offer is not consummated within 180 days after the Issue Date, GroupMAC will file with the Commission a Shelf Registration Statement with respect to resales of the Notes by the holders thereof. The interest rate on the Notes is subject to increase under certain circumstances if GroupMAC is not in compliance with its obligations under the Registration Rights Agreement.

Optional Redemption

  Optional Redemption. The Notes are redeemable at the option of GroupMAC, in whole or in part, at any time on or after January 15, 2004, at the redemption prices expressed as percentages of principal amount set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning January 15 of the years indicated below:

                                   Redemption
 Yare                                Price
----                               ----------
  2004............................  104.875%
  2005............................  103.250%
  2006............................  101.625%
  2007 and thereafter.............  100.000%

  In addition, at any time, or from time to time, on or prior to January 15, 2002, GroupMAC may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to an aggregate of 35% of the principal amount of the Notes issued, at a redemption price equal to 109.75% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the redemption date. We may do this only if at least 65% of the issued principal amount of Notes remains outstanding immediately after the occurrence of such redemption. In order to effect this kind of redemption with the proceeds of any Equity Offering, GroupMAC must send a redemption notice to the Trustee not later than 90 days after the consummation of any such Equity Offering.

  As used in the preceding paragraph, "Equity Offering" means a sale of Common Stock of GroupMAC with net cash proceeds to GroupMAC of at least $25.0 million.

  Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate subject to the rules of DTC. If this happens, Notes will only be redeemable in principal amounts of $1,000 or an integral multiple of $1,000. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption, unless GroupMAC defaults in the payment of the redemption price.

Sinking Fund

  The Notes are not entitled to the benefit of any mandatory sinking fund.

Voting

  The Indenture provides that the holders of the Notes and the Exchange Notes will vote and consent together on all matters to which such holders are entitled to vote or consent as one class and that none of the holders of the Notes and the Exchange Notes will have the right to vote or consent as a separate class on any matter to which such holders are entitled to vote or consent.

Change of Control

  Upon the occurrence of a Change of Control, GroupMAC will be obligated to make an offer to purchase (a "Change of Control Offer"), on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Notes tendered. GroupMAC must pay for these tendered Notes purchase price in cash (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the Change of Control Purchase Date. GroupMAC will be required to purchase all Notes tendered into the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days.

  In order to effect such Change of Control Offer, GroupMAC must, not later than the 30th day after the Change of Control, mail to each holder of Notes notice of the Change of Control Offer. This notice will govern the terms of the Change of Control Offer and will state, among other things, the procedures that holders of Notes must follow to accept the Change of Control Offer.

  If a Change of Control Offer is made, there can be no assurance that GroupMAC will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer. In addition, there can be no assurance that GroupMAC's debt instruments will permit such offer to be made.

  The New Credit Agreement does not permit GroupMAC to make a Change of Control Offer and, in order to make such offer, GroupMAC would be required to pay off the New Credit Agreement in full or seek a waiver from the lenders under the New Credit Agreement to allow GroupMAC to make the Change of Control Offer. The occurrence of a Change of Control is also an event of default under the New Credit Agreement and would entitle the lenders thereunder to accelerate all amounts owing under the New Credit Agreement. Failure to make a Change of Control Offer, even if prohibited by GroupMAC's debt instruments, would constitute a default under the Indenture. See "Risk Factors--Possible Inability to Repurchase Notes upon a Change of Control."

  GroupMAC will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by GroupMAC and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The provisions of the Indenture may not afford Noteholders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving GroupMAC if such transaction is not a transaction defined as a "Change of Control."

  The use of the term "all or substantially all" in provisions of the Indenture such as clause (b) of the definition of "Change of Control" and under "-- Consolidation, Merger, Sale of Assets, Etc." has no clearly established meaning under New York law, which governs the Indenture, and has been the subject of limited judicial interpretation in only a few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether any particular transaction would involve a disposition of "all or substantially all" of the assets of a person, which uncertainty should be considered by prospective purchasers of Notes.

  Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that GroupMAC would decide to do so in the future. Subject to the limitations discussed below, GroupMAC could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that would increase the amount of indebtedness outstanding at such time or otherwise affect GroupMAC's capital structure or credit ratings. Restrictions on the ability of GroupMAC to incur additional Indebtedness are contained in the covenant described under "Certain Covenants-- Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture does not contain any covenants or protections that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

  GroupMAC will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws or regulations are applicable, in the event that a Change of Control occurs and GroupMAC is required to purchase Notes as described above, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a Default or an Event of Default.

Subordination

  The indebtedness evidenced by the Notes is subordinated in right of payment to the prior payment in full in cash of all Senior Indebtedness, including Indebtedness under the New Credit Agreement. The Notes are unsecured senior subordinated indebtedness of GroupMAC ranking senior to all existing and future Subordinated Indebtedness of GroupMAC.

  The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to GroupMAC or its assets, or any liquidation, dissolution or other winding-up of GroupMAC, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of GroupMAC, all Senior Indebtedness (including, in the case of Designated Senior Indebtedness, any interest accruing subsequent to the filing of a petition for bankruptcy regardless of whether such interest is an allowed claim in the bankruptcy proceeding) must be paid in full in cash before any payment is made on account of the principal of, premium, if any, or interest on the Notes.

  During the continuance of any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness, when the same becomes due, and after receipt by the Trustee and GroupMAC from representatives of holders of such Senior Indebtedness of written notice of such default, no direct or indirect payment (other than payments from trusts previously created pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture") by or on behalf of GroupMAC of any kind of character (excluding certain permitted equity or subordinated securities) may be made on account of the principal of, premium, if any, or interest on, or the purchase, redemption or other acquisition of, the Notes unless and until such default has been cured or waived or has ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash, after which GroupMAC shall resume making any and all required payments in respect of the Notes, including any missed payments.

  In addition, during the continuance of any other default with respect to any Designated Senior Indebtedness that permits, or would permit with the passage of time or the giving of notice or both, the maturity thereof to be accelerated (a "Non-payment Default") and upon the earlier to occur of (a) receipt by the Trustee and GroupMAC from the representatives of holders of such Designated Senior Indebtedness of a written notice of such Non-payment Default or (b) if such Non-payment Default results from the acceleration of the maturity of the Notes, the date of such acceleration, no payment (other than payments from trusts previously created pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indenture") of any kind or character (excluding certain permitted equity or subordinated securities) may be made by GroupMAC on account of the principal of, premium, if any, or interest on, or the purchase, redemption, or other acquisition of, the Notes for the period specified below (the "Payment Blockage Period").

  The Payment Blockage Period shall commence upon the receipt of notice of a Non-payment Default by the Trustee and GroupMAC from the representatives of holders of Designated Senior Indebtedness or the date of the acceleration referred to in clause (b) of the preceding paragraph, as the case may be, and shall end on the earliest to occur of the following events:

  (1) 179 days have elapsed since the receipt of such notice or the date of the acceleration referred to in clause (b) of the preceding paragraph (provided the maturity of such Designated Senior Indebtedness shall not theretofore have been accelerated),

  (2) such default is cured or waived or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full in cash, or

  (3) such Payment Blockage Period has been terminated by written notice to GroupMAC or the Trustee from the representatives of holders of Designated Senior Indebtedness initiating such Payment

Blockage Period, after which GroupMAC shall promptly resume making any and all required payments in respect of the Notes, including any missed payments.

  Only one Payment Blockage Period with respect to the Notes may be commenced within any 360 consecutive day period. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice or the date of the acceleration initiating such Payment Blockage Period and there must be a 180 consecutive day period in any 360 day period during which no Payment Blockage Period is in effect.

  If GroupMAC fails to make any payment on the Notes when due on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

  By reason of such subordination, in the event of liquidation or insolvency, creditors of GroupMAC who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and GroupMAC may be unable to meet its obligations fully with respect to the Notes.

  On a pro forma basis after giving effect to the sale of the Notes and the application of the net proceeds therefrom and the acquisitions that occurred subsequent to December 31, 1998, GroupMAC and the Guarantors would have had, without duplication, $159.5 million of Senior Indebtedness outstanding as of December 31, 1998, and GroupMAC would have had $70.6 million of borrowing capacity available under the New Credit Agreement. The Indenture limits, but not prohibits, the incurrence by GroupMAC of additional Indebtedness which is senior to the Notes and prohibits the incurrence by GroupMAC of Indebtedness which is subordinated in right of payment to any other Indebtedness of GroupMAC and senior in right of payment to the Notes.

  "Designated Senior Indebtedness" means (1) all Indebtedness under the New Credit Agreement and (2) any other issue of Senior Indebtedness which (a) at the time of the determination is equal to or greater than $25 million in aggregate principal amount and (b) is specifically designated by GroupMAC in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

  "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of GroupMAC, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, (x) "Senior Indebtedness" shall include the principal of, premium, if any, and interest on all obligations of every nature of GroupMAC from time to time owed to the lenders under the New Credit Agreement, including, without limitation, principal of and interest on, and all fees, indemnities and expenses payable under, the New Credit Agreement, and (y) in the case of Designated Senior Indebtedness, "Senior Indebtedness" shall include interest accruing thereon subsequent to the occurrence of any Event of Default specified in clause (7) or (8) under "--Events of Default" relating to GroupMAC, whether or not the claim for such interest is allowed under any applicable Bankruptcy Code.

  Notwithstanding the foregoing, "Senior Indebtedness" shall not include

  (a) Indebtedness evidenced by the Notes,

  (b) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of GroupMAC,

  (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to GroupMAC,

  (d) Indebtedness which is represented by Redeemable Capital Stock,

  (e) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade payables or other current liabilities (other than any current liabilities owing under the New Credit Agreement, or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (e)),

  (f) Indebtedness of or amounts owed by GroupMAC for compensation to employees or for services rendered to GroupMAC,

  (g) any liability for federal, state, local or other taxes owed or owing by GroupMAC,

  (h) Indebtedness of GroupMAC to a Subsidiary of GroupMAC or any other Affiliate of GroupMAC or any of such Affiliate's Subsidiaries,

  (i) that portion of any Indebtedness which is incurred by GroupMAC in violation of the Indenture,

  (j) Indebtedness of GroupMAC that by operation of law is subordinate to any general unsecured obligations of GroupMAC, and

  (k) amounts owing under leases.

Guarantees

  Each Initial Guarantor and each future subsidiary of GroupMAC that is not an Unrestricted Subsidiary (collectively, the "Guarantors") will fully and unconditionally guarantee, on a senior subordinated basis, jointly and severally, to each holder of Notes and the Trustee, the full and prompt performance of GroupMAC's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The Guarantees will be subordinated to Guarantor Senior Indebtedness on the same basis as the Notes are subordinated to Senior Indebtedness.

  The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors--Fraudulent Transfer Considerations."

  Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

  Each Guarantor may consolidate with or merge into or sell its assets to GroupMAC or another Guarantor without limitation, or with other persons upon the terms and conditions set forth in the Indenture. See "--Consolidation, Merger, Sale of Assets, Etc." In the event all or substantially all of the assets or the capital stock of a Guarantor is sold and the sale complies with the provisions set forth in "--Certain Covenants-- Disposition of Proceeds of Asset Sales," the Guarantor's Guarantee will be automatically and unconditionally discharged and released.

  "Guarantor Senior Indebtedness" of a Guarantor means the principal of, premium, if any, and interest on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to such Guarantor's Guarantee. Without limiting the generality of the foregoing, (x) "Guarantor Senior Indebtedness" shall include the principal of, premium, if any, and interest on all obligations of every nature of such Guarantor from time to time owed to the lenders under the New Credit Agreement, including, without limitation, principal of and interest on, and all fees, indemnities and expenses payable under, the New Credit Agreement, and (y) in the case of amounts owing under the New Credit Agreement and guarantees of Designated Senior Indebtedness, "Guarantor Senior Indebtedness" shall include interest accruing thereon subsequent to the occurrence of any Event of Default specified in clause (7) or (8) under "--Events of Default" relating to such Guarantor, whether or not the claim for such interest is allowed under any applicable Bankruptcy Code.

  Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include

  (a) Indebtedness evidenced by the Notes or the Guarantees,

  (b) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of such Guarantor,

  (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor,

  (d) Indebtedness which is represented by Redeemable Capital Stock,

  (e) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade payables or other current liabilities (other than any current liabilities owing under the New Credit Agreement, or the current portion of any long-term Indebtedness which would constitute Guarantor Senior Indebtedness but for the operation of this clause (e)),

  (f) Indebtedness of or amounts owed by such Guarantor for compensation to employees or for services rendered to such Guarantor,

  (g) any liability for federal, state, local or other taxes owed or owing by such Guarantor,

  (h) Indebtedness of such Guarantor to GroupMAC or a Subsidiary of GroupMAC or any other Affiliate of GroupMAC or any of such Affiliate's Subsidiaries,

  (i) that portion of any Indebtedness which is incurred by such Guarantor in violation of the Indenture,

  (j) Indebtedness of such Guarantor that by operation of law is subordinate to any general unsecured obligations of such Guarantor, and

  (k) amounts owing under leases.

  Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to GroupMAC's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Guarantors and GroupMAC are substantially equivalent to the net assets, earnings and equity of GroupMAC on a consolidated basis.

Certain Covenants

  The Indenture contains the following covenants, among others:

  Limitation on Indebtedness. GroupMAC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise (in each case, to "incur"), for the payment of any Indebtedness (including any Acquired Indebtedness) other than Permitted Indebtedness; provided, however, that (a) GroupMAC and any Guarantor will be permitted to incur Indebtedness (including Acquired Indebtedness), and (b) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if in each case, after giving pro forma effect to (1) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness were incurred at the beginning of the four full fiscal quarters immediately preceding such incurrence, taken as one period; (2) the incurrence, repayment or retirement of any other Indebtedness or any obligations giving rise to Consolidated Rental Payments by GroupMAC and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness or obligations were incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); and (3) any Asset Sale or Asset Acquisition occurring since the first day of such four-quarter period (including to the date of calculation) as if such acquisition or disposition occurred at the beginning of such four-quarter period, the Consolidated Fixed Charge Coverage Ratio of GroupMAC is at least 2:1.

  Limitation on Restricted Payments. GroupMAC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (a) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of GroupMAC or any of its Restricted Subsidiaries or make any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of GroupMAC or any of its Restricted Subsidiaries (other than dividends or distributions payable solely in Capital Stock of GroupMAC (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of GroupMAC (other than Redeemable Capital Stock)) (other than the declaration or payment of dividends or other distributions to the extent declared or paid to GroupMAC or any Restricted Subsidiary),

    (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of GroupMAC or any of its Restricted Subsidiaries or any options, warrants or other rights to purchase any such Capital Stock (other than any such securities owned by GroupMAC or a Restricted Subsidiary),

     (c) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness outstanding on the Issue Date (other than any such Subordinated Indebtedness owned by GroupMAC or a Restricted Subsidiary), or

     (d) make any Investment (other than any Permitted Investment) in any person

(such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as "Restricted Payments"), unless, after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by GroupMAC or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment), (A) no Default or Event of Default shall have occurred and be continuing, (B) immediately after giving effect to such Restricted Payment, GroupMAC would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) and (C) the aggregate amount of all Restricted Payments declared or made from and after the Issue Date would not exceed the sum of:

     (1) 50% of the aggregate Consolidated Net Income of GroupMAC accrued on a cumulative basis during the period beginning on the Issue Date and ending on the last day of the fiscal quarter of GroupMAC ending immediately prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of GroupMAC for such period shall be a loss, minus 100% of such loss);

     (2) the aggregate net cash proceeds received by GroupMAC as capital contributions to GroupMAC after the Issue Date and which constitute shareholders' equity of GroupMAC in accordance with GAAP;

     (3) the aggregate net cash proceeds received by GroupMAC from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock) of GroupMAC to any person (other than to a Subsidiary of GroupMAC) after the Issue Date;

     (4) the aggregate net cash proceeds received by GroupMAC from any person (other than a Subsidiary of GroupMAC) upon the exercise of any options, warrants or rights to purchase shares of Capital Stock (other than Redeemable Capital Stock) of GroupMAC after the Issue Date;

     (5) the aggregate net cash proceeds received after the Issue Date by GroupMAC from any person (other than a Subsidiary of GroupMAC) for debt securities that have been converted into or exchanged for Capital Stock of GroupMAC (other than Redeemable Capital Stock) (to the extent such debt securities were originally sold for cash) plus the aggregate amount of cash received by GroupMAC (other than from a Subsidiary of GroupMAC) in connection with such conversion or exchange;

     (6) in the case of the disposition or repayment of any Investment constituting a Restricted Payment after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment; and

     (7) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "--Limitation on Designations of Unrestricted Subsidiaries" below, the Fair Market Value of GroupMAC's interest in such Subsidiary at the time of such redesignation; provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation, minus the Designation Amount (measured as of the date of Designation) with respect to any Restricted Subsidiary of GroupMAC which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with "--Limitations on Designations of Unrestricted Subsidiaries" below.

  For purposes of the preceding clause (C)(4), the value of the aggregate net proceeds received by GroupMAC upon the issuance of Capital Stock upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such options, warrants or rights plus the incremental amount received by GroupMAC upon the exercise thereof.

  None of the foregoing provisions will prohibit, so long, in the case of clauses (2), (3), (6) and (7) below, as there is no Default or Event of Default continuing,

    (1) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the first paragraph of this covenant;

    (2) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of GroupMAC in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale of, other shares of Capital Stock of GroupMAC (other than Redeemable Capital Stock) to any person (other than to a Subsidiary of GroupMAC); provided, however, that such net cash proceeds are excluded from clause (C) of the first paragraph of this covenant;

    (3) any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale of, (a) Capital Stock (other than Redeemable Capital Stock) of GroupMAC to any person (other than to a Subsidiary of GroupMAC); provided, however, that any such net cash proceeds are excluded from clause (C) of the first paragraph of this covenant; or
  (b) Indebtedness of GroupMAC so long as such Indebtedness is Subordinated Indebtedness which (i) has no scheduled principal payment prior to the 91st day after the Maturity Date, (ii) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes and
  (iii) is
  subordinated to the Notes in the same manner and to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, acquired or retired;

    (4) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale or other sale of assets or property made pursuant to and in compliance with the Indenture;

    (5) payments to purchase Capital Stock of GroupMAC from management or employees of GroupMAC or any of its Subsidiaries, or their authorized representatives, upon the death, disability or termination of employment of such employees, in aggregate amounts under this clause (5) not to exceed $1 million in any fiscal year of GroupMAC;

    (6) the payment of any dividend or distribution by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis; and

    (7) payments to purchase Capital Stock of GroupMAC in the aggregate amount under this clause (7) not to exceed $5 million from the Issue Date. Any payments made pursuant to clause (1) or (5) of this paragraph shall be taken into account in calculating the amount of Restricted Payments made from and after the Issue Date.

  Limitation on Liens. GroupMAC will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens of any kind securing Indebtedness upon any of its property or assets, or any proceeds therefrom, unless the Notes are equally and ratably secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to Liens securing the Notes to the same extent such Subordinated Indebtedness is subordinate to the Notes), except for (a) Liens securing Senior Indebtedness and Guarantor Senior Indebtedness; (b) Liens securing the Notes; (c) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien (other than a Lien in favor of GroupMAC or a Restricted Subsidiary) permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of GroupMAC or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced; and
(d) Permitted Liens.

  Disposition of Proceeds of Asset Sales. GroupMAC will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale unless (a) GroupMAC or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 75% of such consideration consists of cash or Cash Equivalents or Replacement Assets; provided, however, that the amount of any Indebtedness (as shown on the most recent balance sheet of GroupMAC or such Restricted Subsidiary) of GroupMAC or such Restricted Subsidiary that is assumed by the transferee of such assets and any securities, notes or other obligations received by GroupMAC or such Restricted Subsidiary from such transferee that are converted within 30 days into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for the purposes of this provision; and provided, further, that the 75% limitation referred to in clause
(b) will not apply to any Asset Sale in which the cash or Cash

Equivalent portion of the consideration received therefrom determined in accordance with the foregoing provision is equal to or greater than what the after tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation. To the extent that the Net Cash Proceeds, or portion thereof, of any Asset Sale are not applied to repay, and permanently reduce the commitments under Senior Indebtedness, Guarantor Senior Indebtedness or Indebtedness of a Foreign Restricted Subsidiary which is not a Guarantor, GroupMAC or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds from such Asset Sale, within 360 days of such Asset Sale, to an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that (as determined in good faith by the Board of Directors of GroupMAC or the Restricted Subsidiary, as the case may be) are used or useful in the business of GroupMAC and its Restricted Subsidiaries conducted at such time or in businesses reasonably related thereto or in Capital Stock of a person, the principal portion of whose assets consist of such property or assets ("Replacement Assets"). Any Net Cash Proceeds or portion thereof from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, Senior Indebtedness, Guarantor Senior Indebtedness or Indebtedness of a Foreign Restricted Subsidiary which is not a Guarantor nor invested in Replacement Assets within such 360-day period constitute "Excess Proceeds" subject to disposition as provided below.

  When the aggregate amount of Excess Proceeds equals or exceeds $10 million, GroupMAC shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the Notes, an aggregate principal amount of Notes equal to such Excess Proceeds, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (the "Asset Sale Offer Price"). To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, GroupMAC may use such deficiency for general corporate purposes. The Notes shall be purchased by GroupMAC, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for GroupMAC to comply with the requirements under the Exchange Act. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

  GroupMAC will comply with Rule 14e-11 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and GroupMAC is required to purchase Notes as described above, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a Default or an Event of Default.

  Limitation on Issuance of Preferred Stock of Restricted Subsidiaries. GroupMAC will not permit any Restricted Subsidiary to issue any Preferred Stock other than Preferred Stock issued to GroupMAC or a Wholly-Owned Restricted Subsidiary. GroupMAC will not sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary of GroupMAC or permit a Restricted Subsidiary to sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary, other than to GroupMAC or a Wholly-Owned Restricted Subsidiary. Notwithstanding the foregoing, nothing in such covenant will prohibit Preferred Stock (other than Redeemable Capital Stock) issued by a person prior to the time (A) such person becomes a Restricted Subsidiary of GroupMAC, (B) such person merges with or into a Restricted Subsidiary of GroupMAC or (C) a Restricted Subsidiary of GroupMAC merges with or into such person; provided that such Preferred Stock was not issued or incurred by such person in anticipation of a transaction contemplated by subclause (A), (B), or
(C) above.

  Limitation on Transactions with Affiliates. GroupMAC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any of its Affiliates (other than Restricted Subsidiaries), except (a) on terms that are no less favorable to GroupMAC or such Restricted Subsidiary, as the case may be, than those which could have been obtained at the time in a comparable transaction or series of related transactions from persons who are not Affiliates of GroupMAC, (b) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $2 million, GroupMAC shall have delivered an officer's certificate to the Trustee certifying that such transaction or transactions comply with the preceding clause (a), and (c) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $5 million, such transaction or transactions shall have been approved by a majority of the disinterested members of the Board of Directors of GroupMAC.

  Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to

    (1) transactions with or among GroupMAC and the Restricted Subsidiaries,

    (2) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of GroupMAC or any Restricted Subsidiary entered into in the ordinary course of business,

    (3) any dividends made in compliance with "--Limitation on Restricted Payments" above,

    (4) loans and advances to officers, directors and employees of GroupMAC or any Restricted Subsidiary made in the ordinary course of business,

    (5) the incurrence of intercompany Indebtedness which constitutes Permitted Indebtedness and

    (6) transactions pursuant to agreements in effect on the Issue Date.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. GroupMAC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of GroupMAC to

    (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits,

    (b) pay any Indebtedness owed to GroupMAC or any other Restricted Subsidiary of GroupMAC,

    (c) make loans or advances to GroupMAC or any other Restricted Subsidiary of GroupMAC,

    (d) transfer any of its properties or assets to GroupMAC or any other Restricted Subsidiary of GroupMAC or

    (e) guarantee any Indebtedness of GroupMAC or any other Restricted Subsidiary of GroupMAC, except for such encumbrances or restrictions existing under or by reason of

      (1) applicable law or any applicable rule, regulation or order,

      (2) customary nonassignment provisions of any contract or any lease governing a leasehold interest of GroupMAC or any Restricted Subsidiary of GroupMAC,

      (3) customary restrictions on transfers of property subject to a Lien permitted under the Indenture,

      (4) the New Credit Agreement as in effect on the Issue Date,

      (5) any agreement or other instrument of a person acquired by GroupMAC or any Restricted Subsidiary of GroupMAC in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired,

      (6) an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold),

      (7) any agreement in effect on the Issue Date,

      (8) the Indenture and the Guarantees, and

      (9) any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses; provided that the terms and conditions of any such agreement are not materially less favorable to the holders of the Notes with respect to such dividend and payment restrictions than those under or pursuant to the agreement amended, extended, refinanced, renewed or replaced.

  Limitation on Designations of Unrestricted Subsidiaries. GroupMAC may designate after the Issue Date any Restricted Subsidiary as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

    (1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;


    (2) GroupMAC would be permitted to make an Investment (other than a Permitted Investment, except a Permitted Investment covered by clause (x) of the definition thereof) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "-- Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market Value of GroupMAC's interest in such Subsidiary on such date; and

    (3) GroupMAC would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation).

  In the event of any such Designation, GroupMAC shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "-- Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

  GroupMAC shall not, and shall not cause or permit any Restricted Subsidiary to, at any time (x) provide credit support for or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except any non-recourse guarantee given solely to support the pledge by GroupMAC or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary. All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

  GroupMAC may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

    (1) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

  All Designations and Revocations must be evidenced by an Officers' Certificate delivered to the Trustee certifying compliance with the foregoing provisions.

  Limitation on the Issuance of Subordinated Indebtedness. GroupMAC will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of GroupMAC or such Guarantor and senior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be; provided, however, that GroupMAC and the Guarantors may incur such Acquired Indebtedness in an aggregate amount not to exceed $25.0 million at any one time outstanding.

  Additional Subsidiary Guarantees. If GroupMAC or any of its Restricted Subsidiaries acquires, creates or designates another Restricted Subsidiary organized under the laws of the United States or any possession or territory thereof, any State of the United States or the District of Columbia, then such newly acquired, created or designated Restricted Subsidiary shall, within 30 days after the date of its acquisition, creation or designation, whichever is later, execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of GroupMAC's obligations under the Notes and the Indenture on the terms set forth in the Indenture. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture. GroupMAC at its option may also cause any other Restricted Subsidiary of GroupMAC to so become a Guarantor.

  Reporting Requirements. For so long as the Notes are outstanding, whether or not GroupMAC is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, GroupMAC shall file with the Commission (if permitted by Commission practice and applicable law and regulations) the annual reports, quarterly reports and other documents which GroupMAC would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if GroupMAC were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which GroupMAC would have been required so to file such documents if GroupMAC were so subject. GroupMAC shall also in any event within 15 days after each Required Filing Date (whether or not permitted or required to be filed with the Commission) (1) transmit (or cause to be transmitted) by mail to all holders of Notes, as their names and addresses appear in the Note register, without cost to such holders, and (2) file with the Trustee, copies of the annual reports, quarterly reports and other documents which GroupMAC would be required to file with the Commission if the Notes were then registered under the Exchange Act. In addition, for so long as any Notes remain outstanding, GroupMAC will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the Commission, information of the type that would be filed with the Commission pursuant to the foregoing provisions upon the request of any such holder.

Consolidation, Merger, Sale of Assets, Etc.

  GroupMAC will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and GroupMAC will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of GroupMAC or GroupMAC and its Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time and after giving effect thereto

    (a) either (1) if the transaction or series of transactions is a merger or consolidation, GroupMAC or such Restricted Subsidiary, as the case may be, shall be the surviving person of such merger or consolidation, or (2) the person formed by such consolidation or into which GroupMAC or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of GroupMAC or such Restricted Subsidiary, as the case may be, substantially as an entirety, are transferred (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of GroupMAC under the Notes, the Indenture and the Registration Rights Agreement, and in each case, the Indenture shall remain in full force and effect;

    (b) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

    (c) except in the case of any merger of GroupMAC with any Wholly-Owned Restricted Subsidiary of GroupMAC or any merger of Guarantors (and, in each case, no other persons), GroupMAC or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) (assuming a market rate of interest with respect to such additional Indebtedness).

  In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, GroupMAC shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture.

  Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of GroupMAC in accordance with the immediately preceding paragraphs, the successor person formed by such consolidation or into which GroupMAC or a Restricted Subsidiary, as the case may be, is merged or the successor person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of GroupMAC under the Notes, the Indenture and/or the Registration Rights Agreement, as the case may be, with the same effect as if such successor had been named as GroupMAC in the Notes, the Indenture and/or the Registration Rights Agreement, as the case may be, and, except in the case of a lease, GroupMAC or such Restricted Subsidiary shall be automatically and unconditionally released and discharged from its obligations thereunder.

  The Indenture will provide that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described in "--Certain Covenants--Limitation on Indebtedness,"""--Limitation on Restricted Payments," and "--Limitation on Liens"), Subsidiaries of any surviving person shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated Unrestricted Subsidiaries pursuant to and in accordance with "--Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of GroupMAC and the Restricted Subsidiaries in existence immediately after such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

Events of Default

  The following are "Events of Default" under the Indenture:

    (1) default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes (at Stated Maturity, upon optional redemption, required purchase or otherwise); or

    (2) default in the payment of an installment of interest on any of the Notes, when due and payable, for 30 days; or

    (3) default in the performance, or breach, of any covenant or agreement of GroupMAC under the Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clause (1), (2) or (4)) and such default or breach shall continue for a period of 45 days after written notice has been given, by certified mail,
  (x) to GroupMAC by the Trustee or (y) to GroupMAC and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; or

    (4) (a) there shall be a default in the performance or breach of the provisions of "--Consolidation, Merger and Sale of Assets, Etc."; (b) GroupMAC shall have failed to make or consummate an Asset Sale Offer in accordance with the provisions of the Indenture described under "--Certain Covenants--Dispositions of Proceeds of Asset Sales"; or (c) GroupMAC shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of the Indenture described under "--Change of Control"; or

    (5) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which GroupMAC or any Significant Subsidiary of GroupMAC then has outstanding Indebtedness in excess of $15 million, individually or in the aggregate, and (a) such default or defaults include a failure to make a payment of principal, (b) such Indebtedness is already due and payable in full or (c) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

    (6) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $15 million, either individually or in the aggregate, shall be entered against GroupMAC or any Significant Subsidiary of GroupMAC or any of their respective properties and shall not be discharged and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

    (7) the entry of a decree or order by a court having jurisdiction in the premises (A) for relief in respect of GroupMAC or any Significant Subsidiary in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, reorganization or similar law or (B) adjudging GroupMAC or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of GroupMAC or any Significant Subsidiary under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of GroupMAC or any Significant Subsidiary or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

    (8) the institution by GroupMAC or any Significant Subsidiary of a voluntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the consent by GroupMAC or any Significant Subsidiary to the entry of a decree or order for relief in respect of GroupMAC or any Significant Subsidiary in any involuntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or to the institution of bankruptcy or insolvency proceedings against GroupMAC or any Significant Subsidiary, or the filing by GroupMAC or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or the consent by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of GroupMAC or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of corporate action by GroupMAC or any Significant Subsidiary in furtherance of any such action; or

    (9) any of the Guarantees by a Significant Subsidiary ceases to be in full force and effect or any of such Guarantees is declared to be null and void and unenforceable or any of such Guarantees is found to be invalid or any of such Guarantors denies its liability under its Guarantee (other than by reason of release of such Guarantor in accordance with the terms of the Indenture).

  If an Event of Default (other than those covered by clause (7) or (8) above with respect to GroupMAC) shall occur and be continuing, the Trustee, by notice to GroupMAC, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and GroupMAC, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes due and payable immediately, upon which declaration, all amounts payable in respect of the Notes (1) shall be due and payable and (2) if there are any amounts outstanding under the New Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the New Credit Agreement or five business days after receipt by GroupMAC and the Representative under the New Credit Agreement of such notice of acceleration. If an Event of Default specified in clause (7) or
(8) above with respect to GroupMAC occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

  After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to GroupMAC and the Trustee, may rescind such declaration if

    (a) GroupMAC has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all Notes, (3) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (4) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration;

    (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

    (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

  The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

  No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

  If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 30 days after obtaining knowledge thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the Noteholders.

  GroupMAC is required to furnish to the Trustee annual and quarterly statements as to the performance by GroupMAC of its obligations under the Indenture and as to any default in such performance. GroupMAC is also required to notify the Trustee within five business days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

No Liability for Certain Persons

  No director, officer, employee or stockholder of GroupMAC, nor any director, officer or employee of any Guarantor, as such, will have any liability for any obligations of GroupMAC or any Guarantor under the Notes, the Guarantees or the Indenture based on or by reason of such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The foregoing waiver and release are an integral part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance or Covenant Defeasance of Indenture

  GroupMAC may, at its option and at any time, terminate the substantive obligations of GroupMAC and the Guarantors with respect to the outstanding Notes ("defeasance") to the extent set forth below. Such defeasance means that GroupMAC shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for

    (1) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due,

    (2) GroupMAC's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes,

    (3) the rights, powers, trusts, duties and immunities of the Trustee, and

    (4) the defeasance provisions of the Indenture. In addition, GroupMAC may, at its option and at any time, elect to terminate the substantive obligations of GroupMAC and the Guarantors that are set forth in the Indenture, including those which are described under "--Certain Covenants" above, and any subsequent failure to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance,

    (1) GroupMAC must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity (except lost, stolen or destroyed Notes which have been replaced or paid;

    (2) GroupMAC shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws);

    (3) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

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

    (4) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of GroupMAC;

    (5) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any agreement or instrument to which GroupMAC is a party or by which it is bound;

    (6) GroupMAC shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (7) GroupMAC shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by GroupMAC with the intent of preferring the holders of the Notes over the other creditors of GroupMAC with the intent of hindering, delaying or defrauding creditors of GroupMAC or others;

    (8) no event or condition shall exist that would prevent GroupMAC from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

    (9) GroupMAC shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

  GroupMAC may exercise its defeasance option notwithstanding its prior exercise of its covenant defeasance option.

Satisfaction and Discharge

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when

    (1) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or repaid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by GroupMAC and thereafter repaid to GroupMAC or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed Notes which have been replaced or paid) have become due and payable and GroupMAC has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from GroupMAC directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

    (2) GroupMAC has paid all other sums payable under the Indenture by GroupMAC; and

    (3) GroupMAC has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendments and Waivers

  From time to time, GroupMAC, when authorized by a resolution of its Board of Directors, and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any change that does not adversely affect the rights of any holder of Notes. Other amendments and modifications of the Indenture or the Notes may be made by GroupMAC and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby,

    (1) reduce the principal amount of, change the fixed maturity of or alter the redemption provisions of the Notes,

    (2) change the currency in which any Notes or any premium or the interest thereon is payable,

    (3) reduce the percentage in principal amount of outstanding Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes,

    (4) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes,

    (5) waive a default in payment with respect to the Notes,

    (6) amend, change or modify the obligation of GroupMAC to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate the Asset Sale Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto,

    (7) reduce or change the rate or time for payment of interest on the Notes, or

    (8) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Noteholders.

The Trustee

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of GroupMAC, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in such Act) it must eliminate such conflict or resign.

  State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, is the Trustee under the Indenture.

Governing Law

  The Indenture and the Notes are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Certain Definitions

  "Acquired Indebtedness" means Indebtedness of a person (a) assumed in connection with an Asset Acquisition from such person or (b) existing at the time such person becomes or is merged into a Subsidiary of any other person other than Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such person becoming a Subsidiary.

  "Affiliate" means, with respect to any specified person, (1) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person, (2) any other person that owns, directly or indirectly, 10% or more of such specified person's Voting Stock, or
(3) any officer or director of (A) any such specified person, (B) any Subsidiary of such specified person or (C) any person described in clause (1) or (2) above.

  "Asset Acquisition" means (a) an Investment by GroupMAC or any Restricted Subsidiary of GroupMAC in any other person pursuant to which such person shall become a Restricted Subsidiary of GroupMAC, or shall be merged with or into GroupMAC or any Restricted Subsidiary of GroupMAC, or (b) the acquisition by GroupMAC or any Restricted Subsidiary of GroupMAC of the assets of any person which constitute all or substantially all of the assets of such person, any division or line of business of such person or, other than in the ordinary course of business, any other properties or assets of such person.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease (that has the effect of a disposition) or other disposition by GroupMAC or any Restricted Subsidiary of GroupMAC to any person other than GroupMAC or a Restricted Subsidiary of GroupMAC, of (a) any Capital Stock of any Restricted Subsidiary of GroupMAC; (b) all or substantially all of the properties and assets of any division or line of business of GroupMAC or any Restricted Subsidiary of GroupMAC; or (c) any other properties or assets of GroupMAC or any Restricted Subsidiary outside of the ordinary course of business, other than (1) sales of obsolete, damaged or used equipment or other equipment or inventory sales in the ordinary course of business, (2) sales of assets in one or a series of related transactions for an aggregate consideration of less than $5.0 million,
(3) sales of accounts receivable for financing purposes, (4) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property, (5) any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with "--Limitation on Liens" above, and (6) any Restricted Payment permitted by "--Limitation on Payments" above. For the purposes of this definition, the term "Asset Sale" shall not include any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under "--Consolidation, Merger, Sale of Assets, Etc."

  "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of such determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness and (b) the amount of each such principal payment by (2) the sum of all such principal payments.

  "Board of Directors" means the board of directors of a company or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

  "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person's capital stock or equity participations, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock and including, without limitation, with respect to partnerships, limited liability companies or business trusts, ownership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnerships, limited liability companies or business trusts.

  "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Cash Equivalents" means, at any time, (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc., (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500 million, (d) any repurchase agreement entered into with any commercial banking institution of the stature referred to in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through
(c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) investments in short term asset management accounts managed by any bank party to the New Credit Agreement (or by an affiliate of any such bank) which are invested in indebtedness of any state or municipality of the United States or of the District of Columbia and which are rated under one of the two highest ratings then obtainable from Standard & Poor's Ratings Group or Moody's Investors Service, Inc. or investments of the types described in clauses (a) through (d) above, and (f) investments in funds investing primarily in investments of the types described in clauses (a) through (e) above.

  "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of GroupMAC; (b) GroupMAC consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, GroupMAC, in any such event pursuant to a transaction in which the outstanding Voting Stock of GroupMAC is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of GroupMAC is converted into or exchanged for Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of GroupMAC (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of GroupMAC was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of GroupMAC then in office; or (d) GroupMAC is liquidated or dissolved or adopts a plan of liquidation.

  "Common Stock" means the common stock of GroupMAC, par value $0.001 per share.

  "Consolidated Cash Flow Available for Fixed Charges" as of any date of determination means, with respect to any person for any period, (1) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) Consolidated Non-cash Charges, (c) Consolidated Interest Expense, (d) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses), (e) one-fourth of Consolidated Rental Payments and (f) if any Asset Sale or Asset Acquisition shall have occurred since the first day of any four-quarter period for which Consolidated Cash Flow Available for Fixed Charges is being calculated (including to the date of calculation) (A) the amount of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the entity involved in any such Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the entity involved in any such Asset Acquisition, to the extent such amounts under clauses (A) and (B) would be permitted to be eliminated in a pro forma income statement prepared in accordance with Rule 11-02 of Regulation S-X, less (2) the sum of (x) non-cash items increasing Consolidated Net Income and (y) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available for Fixed Charges in the most recent four-quarter period (as defined in the definition of "Consolidated Fixed Charge Coverage Ratio").

  "Consolidated Fixed Charge Coverage Ratio" as of any date of determination means, with respect to any person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of such person for the Four Quarter Period. In calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio, (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period. If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

  "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period of (1) Consolidated Interest Expense, (2) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Stock of such person and its Restricted Subsidiaries on a consolidated basis and (3) one-fourth of Consolidated Rental Payments.

  "Consolidated Income Tax Expense" means, with respect to any person for any period, the provision for federal, state, local and foreign income taxes of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of (1) the interest expense of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities and (e) all accrued interest and (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any person, for any period, the consolidated net income (or loss) of such person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (1) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto), (2) the portion of net income of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons or to Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such person or one of its Restricted Subsidiaries, (3) net income (or loss) of any person combined with such person or one of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (4) gains or losses in respect of any Asset Sales by such person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis, (5) the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders and (6) any gain or loss realized as a result of the cumulative effect of a change in accounting principles.

  "Consolidated Non-cash Charges" means, with respect to any person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss).

  "Consolidated Rental Payments" of any person means, for any period, the aggregate rental obligations of such person and its Restricted Subsidiaries (not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant leases), determined on a consolidated basis in accordance with GAAP, payable in respect of such period (net of income from subleases thereof, not including taxes, insurance, maintenance and similar expenses that the sublessee is obligated to pay under the terms of such sublease), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such person and its Restricted Subsidiaries or in the notes thereto, excluding, however, in any event, (1) that portion of Consolidated Interest Expense of such person representing payments by such person or any of its Restricted Subsidiaries in respect of Capitalized Lease Obligations (net of payments to such person or any of its Restricted Subsidiaries under subleases qualifying as capitalized lease subleases to the extent that such payments would be deducted in determining Consolidated Interest Expense) and (2) the aggregate amount of amortization of obligations of such person and its Restricted Subsidiaries in respect of such Capitalized Lease Obligations for such period (net of payments to such person or any of its Restricted Subsidiaries and subleases qualifying as capitalized lease subleases to the extent that such payments could be deducted in determining such amortization amount).

  "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Credit Facility" means one or more debt or commercial paper facilities with banks or other institutional lenders (including the New Credit Agreement) providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or letters of credit, in each case together with any amendments, supplements, modifications (including by any extension of the maturity thereof), substitutions, refinancing or replacements thereof by a lender or syndicate of lenders in one or more successive transactions (including any such transaction that changes the amount available thereunder, replaces such agreement or document, or provides for other agents or lenders).

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Event of Default" has the meaning set forth under "--Events of Default" herein.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's length free market transaction between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of GroupMAC in good faith.

  "Foreign Restricted Subsidiary" means a Restricted Subsidiary which is not organized under the laws of the United States, or any possession or territory thereof, any State of the United States or the District of Columbia.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable at the date of the Indenture.

  "guarantee" means, as applied to any obligation, (1) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (2) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts available to be drawn down under letters of credit of another person.

  "Indebtedness" means, with respect to any person, without duplication, (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, banker's acceptance or other similar credit transaction, (b) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding consignments, trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such person, (e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the obligation so secured), (f) all guarantees of Indebtedness referred to in this definition by such person, (g) all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all Interest Rate Protection Obligations of such person, and (i) any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses (a) through (h) above; provided, however, that Indebtedness shall not include (1) any holdback or escrow of the purchase price of property, services, businesses or assets,
(2) any contingent payment obligations incurred in connection with the acquisition of assets or businesses, which are contingent on the performance of the assets or businesses so acquired or (3) obligations under performance bonds, performance guarantees, surety bonds, appeal bonds, security deposits or similar obligations. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be approved in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

  "Interest Rate Protection Agreement" means, with respect to any person, any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Interest Rate Protection Obligations" means the net obligations of any person pursuant to any Interest Rate Protection Agreements.

  "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), but other than advances to customers in the ordinary course of business recorded as an account receivable in accordance with GAAP on the books of the person making the advance, or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person.

  "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement (other than a consignment), capital lease or other title retention agreement.

  "Maturity Date" means January 15, 2009.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to GroupMAC or any Restricted Subsidiary of GroupMAC) net of (1) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers, recording fees, transfer fees and appraisers' fees) related to such Asset Sale,
(2) provisions for all taxes payable as a result of such Asset Sale, (3) amounts required to be paid to any person (other than GroupMAC or any Restricted Subsidiary of GroupMAC) owning a beneficial interest in the assets subject to the Asset Sale, (4) payments made to retire Indebtedness where payment of such

Indebtedness is secured by the assets or properties the subject of such Asset Sale, and (5) appropriate amounts to be provided by GroupMAC or any Restricted Subsidiary of GroupMAC, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by GroupMAC or any Restricted Subsidiary of GroupMAC, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

  "New Credit Agreement" means the Second Amended and Restated Credit Agreement dated as of October 15, 1998 among GroupMAC, the Subsidiaries of GroupMAC listed as guarantors therein, Chase Bank of Texas, National Association, as the Agent, Bank of America Texas, N.A., as co-Agent, Paribas, as syndication agent and ABN AMRO Bank, N.A., as documentation agent, and the Banks named therein, including any notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, extended, deferred, renewed, refunded, substituted or replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of GroupMAC as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agents, creditor, lender or group of creditors or lenders.

"Permitted Indebtedness" means, without duplication:

    (a) Indebtedness of GroupMAC and the Guarantors evidenced by up to $130 million principal amount of the Notes and the Guarantees;

    (b) Indebtedness of GroupMAC and Restricted Subsidiaries under one or more Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $300 million less any amounts permanently repaid in accordance with the covenant described under "--Certain Covenants-- Disposition of Proceeds of Asset Sales";

    (c) Indebtedness of GroupMAC or any Restricted Subsidiary outstanding on the Issue Date;

    (d) Indebtedness of GroupMAC or any Restricted Subsidiary of GroupMAC incurred in respect of bankers' acceptances and letters of credit in the ordinary course of business, including Indebtedness evidenced by letters of credit issued in the ordinary course of business to support the insurance or self-insurance obligations of GroupMAC or any of its Restricted Subsidiaries (including to secure workers' compensation and other similar insurance coverages), in an aggregate amount not to exceed $30.0 million at any time, but excluding letters of credit issued in respect of or to secure money borrowed;

    (e) (1) Interest Rate Protection Obligations of GroupMAC or a Guarantor covering Indebtedness of GroupMAC or a Guarantor and (2) Interest Rate Protection Obligations of any Restricted Subsidiary covering Permitted Indebtedness or Acquired

  Indebtedness of such Restricted Subsidiary; provided that, in the case of either clause (1) or (2), (x) any Indebtedness to which any such Interest Rate Protection Obligations correspond bears interest at fluctuating interest rates and is otherwise permitted to be incurred under the "Limitation on Indebtedness" covenant and (y) the notional principal amount of any such Interest Rate Protection Obligations that exceeds the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate shall not constitute Permitted Indebtedness;

    (f) Indebtedness of a Restricted Subsidiary owed to and held by GroupMAC or another Restricted Subsidiary, except that (1) any transfer of such Indebtedness by GroupMAC or a Restricted Subsidiary (other than to GroupMAC or another Restricted Subsidiary), (2) the sale, transfer or other disposition by GroupMAC or any Restricted Subsidiary of GroupMAC of Capital Stock of a Restricted Subsidiary which is owed Indebtedness of another Restricted Subsidiary such that it shall no longer be a Restricted Subsidiary and (3) the designation of a Restricted Subsidiary which is owed Indebtedness of another Restricted Subsidiary as an Unrestricted Subsidiary shall, in each case, be an incurrence of Indebtedness by such Restricted Subsidiary subject to the other provisions of the Indenture;

    (g) Indebtedness of GroupMAC owed to and held by a Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the obligations of GroupMAC under the Indenture and the Notes, except that (1) any transfer of such Indebtedness by a Restricted Subsidiary (other than to another Restricted Subsidiary) and (2) the sale, transfer or other disposition by GroupMAC or any Restricted Subsidiary of GroupMAC of Capital Stock of a Restricted Subsidiary which is owed Indebtedness of GroupMAC such that it shall no longer be a Restricted Subsidiary and (3) the designation of a Restricted Subsidiary which is owed Indebtedness of GroupMAC shall, in each case, be an incurrence of Indebtedness by GroupMAC, subject to the other provisions of the Indenture;

    (h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

    (i) Indebtedness of GroupMAC or any Restricted Subsidiary, in addition to that described in clauses (a) through (h) of this definition, in an aggregate principal amount outstanding at any time not to exceed $20.0 million;

    (j) (1) Indebtedness of GroupMAC the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding ) Indebtedness of GroupMAC or any of its Restricted Subsidiaries incurred pursuant to the Consolidated Fixed Charge Coverage Ratio test of the proviso of the "Limitation on Indebtedness" covenant or clauses (a), (c) or
  (j) of this definition and (2) Indebtedness of any Restricted Subsidiary of GroupMAC the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary incurred pursuant to the Consolidated Fixed Charge Coverage Ratio test of the proviso of the "Limitation on Indebtedness" covenant or clauses (a), (c) or
  (j) of this definition (in each case other than the Indebtedness to be refinanced, redeemed or retired as described under "Use of Proceeds" herein); provided, however, that (x) the principal amount of Indebtedness incurred pursuant to this clause (j) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of principal amount of Indebtedness so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by GroupMAC as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith, and (y) in the case of Indebtedness incurred by GroupMAC pursuant to this clause (j) to refinance Subordinated Indebtedness, such Indebtedness (A) has no scheduled principal payment prior to the 91st day after the Maturity Date, (B) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes and (C) is subordinated to the Notes in the same manner and to the same extent that the Subordinated Indebtedness being refinanced is subordinated to the Notes;

    (k) Indebtedness arising from agreements of GroupMAC or any Restricted Subsidiary providing for indemnification, adjustment or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; and


    (l) Guarantees by GroupMAC or guarantees by a Guarantor of Indebtedness that was permitted to be incurred under the Indenture.

  For purposes of determining compliance with the "Limitation on Indebtedness" covenant described in the preceding paragraph, (A) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the clauses of the preceding paragraph, GroupMAC, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one such clause, and (B) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.

  "Permitted Investments" means any of the following: (1) Investments in GroupMAC or in a Restricted Subsidiary; (2) Investments in another person, if as a result of such Investment (A) such other person becomes a Restricted Subsidiary or (B) such other person is merged or consolidated with or into, or transfers or conveys all or

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

substantially all of its assets to GroupMAC or a Restricted Subsidiary; (3) Investments representing Capital Stock or obligations issued to GroupMAC or any of its Restricted Subsidiaries in settlement of claims against any other person by reason of a composition or readjustment of debt or a reorganization of any debtor of GroupMAC or such Restricted Subsidiary; (4) Investments in Interest Rate Protection Agreements on commercially reasonable terms entered into by GroupMAC or any of its Restricted Subsidiaries in the ordinary course of business in connection with the operations of the business of GroupMAC or its Restricted Subsidiaries to hedge against fluctuations in interest rates on its outstanding Indebtedness; (5) Investments in the Notes; (6) Investments in Cash Equivalents; (7) Investments acquired by GroupMAC or any Restricted Subsidiary in connection with an Asset Sale permitted under "--Certain Covenants-- Disposition of Proceeds of Asset Sales" to the extent such Investments are non-cash proceeds as permitted under such covenant; (8) advances to employees or officers of GroupMAC or any Restricted Subsidiary in the ordinary course of business; (9) any Investment to the extent that the consideration therefor is Capital Stock (other than Redeemable Capital Stock) of GroupMAC; (10) any loans, payments or other advances made pursuant to any employee benefit plans (including plans for the benefit of directors) or employment agreements or other compensation arrangements, in each case as approved by the Board of Directors of GroupMAC in its good faith judgment, not to exceed $1.0 million at any one time outstanding; and (11) other Investments not to exceed $25.0 million at any time outstanding.

  "Permitted Liens" means the following types of Liens:

    (a) any Lien existing as of the date of the Indenture;

    (b) Liens securing Indebtedness under the New Credit Agreement;

    (c) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by GroupMAC or any Restricted Subsidiary, if such Lien does not attach to any property or assets of GroupMAC or any Restricted Subsidiary other than the property or assets subject to the Lien prior to such incurrence;

    (d) Liens in favor of GroupMAC or a Restricted Subsidiary;

    (e) Liens on and pledges of the Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

    (f) Liens for taxes, assessments or governmental charges or claims either
  (1) not delinquent or (2) contested in good faith by appropriate proceedings and as to which GroupMAC or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

    (g) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

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

    (h) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, contracts for utilities, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    (i) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    (j) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of GroupMAC or any of its Restricted Subsidiaries;

    (k) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

    (l) purchase money Liens to finance property or assets of GroupMAC or any Restricted Subsidiary of GroupMAC acquired in the ordinary course of business; provided, however, that (1) the related purchase money Indebtedness shall not be secured by any property or assets of GroupMAC or any Restricted Subsidiary other than the property and assets so acquired and (2) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

    (m) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    (n) Liens securing refinancing Indebtedness permitted under clause (j) of the definition of "Permitted Indebtedness"; provided such Liens are not secured by any property or assets of GroupMAC or any Restricted Subsidiary other than the property or assets securing such refinanced Indebtedness;

    (o) Liens incurred in the ordinary course of business by GroupMAC or any Restricted Subsidiary with respect to obligations that do not exceed $5 million at any time outstanding;

    (p) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of GroupMAC or any of its Restricted Subsidiaries, including rights of offset and set-off;

    (q) Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under this Indenture; and

    (r) Liens on property or assets of a Foreign Restricted Subsidiary securing Indebtedness of Foreign Restricted Subsidiaries.

  "person" means any individual, corporation, partnership (general or limited), limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

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

  "Preferred Stock," as applied to any person, means Capital Stock of any class or series (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class or series of such person.

  "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the Maturity Date; provided that Capital Stock will not constitute Redeemable Capital Stock solely because the holders thereof have the right to require GroupMAC to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control or an Asset Sale.

  "Representative" means the agent in respect of the New Credit Agreement.

  "Restricted Subsidiary" means any Subsidiary of GroupMAC that is not an Unrestricted Subsidiary.

  "Significant Subsidiary" of any person means a Restricted Subsidiary of such person which would be a significant subsidiary of such person as of such date as determined in accordance with the definition in Rule 1-02(w) of Article 1 of Regulation S-X promulgated by the Commission and as in effect on the date of the Indenture.

  "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable (including as a result of the exercise of any put option contained in such instrument).

  "Subordinated Indebtedness" means, with respect to GroupMAC, Indebtedness of GroupMAC which is expressly subordinated in right of payment to the Notes.

  "Subsidiary" means, with respect to any person, (1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof and (2) any other person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions). For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

  "Unrestricted Subsidiary" means each Subsidiary of GroupMAC designated as such pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries."

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

  "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary of GroupMAC of which 100% of the outstanding Capital Stock is owned by GroupMAC or another Wholly-Owned Restricted Subsidiary of GroupMAC or both. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

Book-Entry; Delivery and Form

  Notes that were offered and sold originally to QIBs in reliance on Rule 144A under the Securities Act were represented by a single, permanent global note in definitive, fully registered book-entry form (a "Rule 144A Global Security") which was registered in the name of a nominee of DTC and deposited on behalf of purchasers of the Notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

  Notes that were offered and sold originally in reliance on Regulation S were initially be represented by a single, permanent global note in definitive, fully registered book-entry form (the "Regulation S Global Security") which was registered in the name of Cede & Co., as nominee of DTC, and deposited on behalf of the purchasers of the Notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers or to such other accounts as they may direct at the Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel"). Prior to the 40th day after the later of the commencement of the Offering and the Issue Date, interests in the Regulation S Global Notes were held only through Euroclear or Cedel.

  The Global Securities. We expect that, pursuant to procedures established by DTC, ownership of the Rule 144A Global Security and the Regulation S Global Security (together, the "Global Securities") will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC ("Participants") and the records of Participants (with respect to interests of persons other than Participants).

  So long as DTC or its nominee is the registered owner or holder of any of the Notes, DTC or such nominee will be considered the sole owner or holder of such Notes represented by the Global Securities for all purposes under the Indenture and under the Notes represented thereby. No beneficial owner of an interest in the Global Securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Indenture. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer
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

beneficial interest in a Global Security to such persons will be impaired to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants (as defined herein), the ability of a person having beneficial interests in a Global Security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be impaired by the lack of a physical certificate evidencing such interests.

  Payments of the principal of, premium, if any, and interest on the Notes represented by the Global Securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the Trustee nor any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  We expect that DTC or its nominee, upon receipt of any payment of the principal of, premium, if any, and interest on the Notes represented by the Global Securities, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Securities as shown in the records of DTC or its nominee. We also expect that payments by Participants to owners of beneficial interests in the Global Securities held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such Participants and not that of GroupMAC or the Trustee.

  Any beneficial interest in one of the Global Securities that is transferred to a person who takes delivery in the form of an interest in the other Global Security will, upon transfer, cease to be an interest in such Global Security and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Security with respect to the applicable Notes for as long as it remains such an interest.

  DTC has advised us that DTC will take any action permitted to be taken by a Holder of Notes, including the presentation of Notes for exchange as described below, only at the direction of one or more Participants to whose account the DTC interests in the Global Securities are credited and only in respect of the aggregate principal amount as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Securities for Certificated Securities, which it will distribute to its Participants and which will be legended.

  DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and

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

dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its participants are on file with the SEC.

  DTC has further advised us that management of DTC is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entity deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which DTC reports is complete. Additionally, DTC's plan includes a testing phase, which DTC expects to be completed within appropriate time frames.

  However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as the DTC's direct and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting and will continue to contact third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

  According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

  Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Securities among Participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Securities. Interests in the Global Securities will be exchanged for Certificated Securities if (1) DTC notifies GroupMAC that it is unwilling or unable to continue as depositary for the Global Securities, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by GroupMAC within 90 days, or (2) an Event of Default has occurred and is continuing with respect to the Notes. Upon the occurrence of any of the events described in the preceding sentence, GroupMAC will cause the appropriate Certificated Securities to be delivered.

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

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes certain material United States federal income tax consequences relevant to the purchase, ownership and disposition of the Notes and reflects the opinion provided by Bracewell & Patterson, L.L.P., counsel to GroupMAC, as to these matters. This discussion is for general information only and does not address all aspects of federal income taxation that may be relevant to particular investors in light of their personal investment circumstances, nor does it address the federal income tax consequences which may be relevant to certain types of investors subject to special treatment under the federal income tax laws (for example, certain financial institutions, insurance companies, tax-exempt entities, broker-dealers, and taxpayers subject to the alternative minimum tax). In addition, this discussion does not discuss any aspects of state, local, or foreign tax laws. This discussion assumes that investors will hold their Notes as "capital assets" (generally, property held for investment), within the meaning of
Section 1221 of the Internal Revenue Code, and not as part of an integrated transaction (for example, a hedge, straddle or conversion transaction).

  No ruling from the Internal Revenue Service (the "IRS") will be requested with respect to any of the matters discussed herein. There can be no assurance that the IRS will not take different positions concerning the matters discussed below and that such positions would not be sustained. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF NOTES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER PARTICULAR TAX SITUATION AND AS TO ANY FEDERAL, FOREIGN, STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY POSSIBLE CHANGES IN TAX LAW) AFFECTING THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

  This discussion is based on the provisions of the Code, existing and proposed Treasury regulations promulgated thereunder (the "Regulations"), judicial authority interpreting the Internal Revenue Code, and current administrative rulings and pronouncements of the IRS now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be retroactively applied in a manner that could result in federal income tax consequences different from those discussed below and could adversely affect a holder of Notes.

Exchange of Original Notes for Exchange Notes

  The exchange of Original Notes for Exchange Notes should not constitute a significant modification of the terms of the Original Notes, and, accordingly, will not be treated as a taxable exchange for United States federal income tax purposes. Consequently, no gain or loss will be recognized by holders of Original Notes upon receipt of the Exchange Notes, and ownership of the Exchange Notes will be considered a continuation of ownership of the Original Notes. GroupMAC will take this position and intends to report the transaction in this manner for federal income tax purposes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a holder will have the same adjusted basis in an Exchange Note as the holder had in the Original Note exchanged therefor. In addition, a holder's

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

holding period for an Exchange Note will include the holding period for the Original Note exchanged therefor.

  The remaining summary of federal income considerations relates to owning and disposing of Exchange Notes, and also applies to holders of Original Notes who do not accept the Exchange Offer.

United States Federal Income Taxation of United States Holders

  As used herein, the term "United States Holder" means a holder of a Note that is for United States federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of source, or (4) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

  Stated Interest. Stated interest on the Notes will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

  Amortizable Bond Premium. If a United States Holder purchases a Note for an amount that is greater than the sum of all payments payable on the Note after the purchase date, other than qualified stated interest, such United States Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess. A United States Holder may elect to amortize such bond premium over the remaining term of such Note (or if it results in a smaller amount of amortizable bond premium, until an earlier call date, and in such case by reference to the amount payable on that date).

  Under Regulations issued December 30, 1997, if bond premium is amortized, the amount of interest on the Note included in the United States Holder's income for each accrual period ending on an interest payment date or on the stated maturity of the Note, as the case may be, will be reduced by a portion of the bond premium allocable to such accrual period based on the Note's yield to maturity (or earlier call date, if reference to such call date produces a smaller amount of amortizable bond premium). If the amortizable bond premium allocable to such accrual period exceeds the amount of interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the United States Holder's prior inclusion in income of interest payments on the Note. Any excess above such prior interest inclusions is generally carried forward to the next accrual period. A United States Holder who elects to amortize bond premium must reduce such United States Holder's tax basis in the Notes as described under "-- Disposition of Notes." If such an election to amortize bond premium is not made, a United States Holder must include the full amount of each interest payment on the Note in income in accordance with its regular method of accounting and will receive a tax benefit from the bond premium only in computing such United States Holder's gain or loss upon disposition of the Note.

  An election to amortize bond premium will apply to all taxable debt obligations then

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

held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A United States Holder should consult with such United States Holder's tax advisor with respect to the general applicability of the amortizable bond premium rules of Section 171 of the Internal Revenue Code to such United States Holder, and whether such United States Holder should make an election under these rules.

  Market Discount. If a United States Holder purchases a Note for an amount that is less than its stated redemption price at maturity (i.e., the sum of all payments on the Note other than stated interest payments), the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a de minimis amount as specified by the Internal Revenue Code. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Note.

  The Notes provide for optional redemption and (in the case of a Change in Control) mandatory offers to purchase, in whole or in part, prior to maturity. If the Notes were redeemed, a United States Holder generally would be required to include in gross income as ordinary income the portion of the gain recognized on the redemption attributable to accrued market discount, if any.

  Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Notes, unless the United States Holder elects to accrue market discount on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (under either a ratable or constant interest method). This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a United States Holder of Notes makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of instruments, and with respect to the deferral of interest deductions incurred or maintained to purchase or carry such Notes, would not apply.

  Disposition of Notes. Upon the sale, exchange, retirement, redemption or other disposition of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between (1) the amount of cash and the fair market value of property received in exchange therefor (except to the extent such amount is attributable to accrued but unpaid interest, which amount will generally be taxable as ordinary income) and (2) the United States Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note will generally equal the United States Holder's purchase price for such Note, increased by any market discount previously included in income by the United States Holder and decreased by any principal payments received by the United States Holder, and any amortizable
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

bond premium deducted over the term of the Note. Any gain or loss recognized on the sale, exchange, retirement or other disposition of a Note will generally be capital gain or loss (except to the extent of any accrued market discount). Under recently enacted legislation, capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation which may vary depending upon the holding period of such capital assets. The deduction of capital losses is subject to certain limitations. A United States Holder should consult such United States Holder's tax advisor regarding the treatment of capital gains or losses.

  Backup Withholding. Certain non-corporate United States Holders of Notes may be subject to backup withholding at the rate of 31% with respect to interest payments on the Notes and cash payments received in certain circumstances upon the disposition of such Notes. Generally, backup withholding is applied only when the taxpayer (1) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, (2) is notified by the IRS that it has failed to report payments of interest and dividends properly, or (3) under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a United States Holder's United States federal income tax liability, provided that such United States Holder furnished the required information to the IRS.

United States Federal Income Taxation of Non-United States Holders

  This section discusses certain special rules applicable to a holder of Notes that is a Non-United States Holder. For purposes of this discussion, a "Non-United States Holder" means a holder of Notes that is not (1) an individual citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of source, or (4) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

  Receipt of Stated Interest by Non-United States Holder. Subject to the discussion of backup withholding set forth below, payments of interest (including original issue discount) to a Non-United States Holder who is the beneficial owner of a Note generally will not be subject to the 30% U.S. withholding tax under the portfolio interest exemption of the Internal Revenue Code; provided, that (1) beneficial owner of the Note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of GroupMAC entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code and the Regulations thereunder; (2) such beneficial owner is not a controlled foreign corporation that is related to GroupMAC through stock ownership; (3) such beneficial owner is not a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Internal Revenue Code; and (4) such beneficial owner satisfies the certification requirement (described generally below) set forth in Section 871(h) (in the case of individuals) or Section 881(c) (in the case of foreign corporations) of the Internal Revenue Code and the Regulations thereunder.

  To satisfy the certification requirement referred to in (4) above, the beneficial owner of a Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, GroupMAC or its paying agent, as the case may be, with a statement to the effect that the beneficial owner is a Non-United States Holder. Such requirement generally will be met if (1) the beneficial owner provides such beneficial owner's name and address, signs under penalties of perjury, and certifies that such beneficial owner is a Non-United States Holder (which certification may be made on IRS Form W-8 (or substitute Form W-8)) or (2) a securities clearing organization, a bank or other financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes GroupMAC or its paying agent, as the case may be, with a copy thereof.

  If the Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described above, payments of premium, if any, and interest made to Non-United States Holders with respect to the Notes will be subject to a 30% United States withholding tax unless the beneficial owner of a Note provides GroupMAC or its paying agent, as the case may be, with, and keeps current (1) a properly executed IRS Form 1001 (or successor form) claiming an exemption from United States withholding tax under a United States income tax treaty, or (2) a properly executed IRS Form 4224 (or successor form) claiming such premium and/or interest is exempt from United States withholding tax because such premium and/or interest is effectively connected with the conduct of a United States trade or business by the Non-United States Holder, in which case the premium and/or interest will be subject to the United States federal income tax on net income at the rates applicable to United States persons generally (and with respect to corporate holders and under certain circumstances, the 30% branch profits tax).

  The U.S. Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements described above, but instead unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Non-United States Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

  Gain on Disposition of Notes. A Non-United States Holder will generally not be subject to United States federal income tax with respect to gain recognized on disposition of the Notes unless (1) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States, (2) in the case of a Non-United States Holder that is an individual, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met, or (3) the Non-United States Holder is subject to tax pursuant to provisions of the United States federal income tax law applicable to certain United States expatriates.

  Information Reporting and Backup Withholding. In general, no United States information reporting or backup withholding tax will be required with respect to payments of principal or interest made by GroupMAC to Non-United States Holders if the certification described above in (4) under "--Receipt of Stated Interest by Non-United States Holder" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

  Payments of principal or interest to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by a United States office of a broker of the proceeds of a sale of the Note, is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that such owner is a Non-United States Holder or otherwise establishes an exemption.

  In general, backup withholding and information reporting will not apply if payments on a Note are paid or collected by a foreign office of a custodian, nominee, or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable Regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, or a controlled foreign corporation, or a foreign person 50% or more of whose gross income for certain periods is derived from activities that are effectively connected with the conduct of a trade or business in the United States, or, for taxable years beginning after December 31, 1999, a foreign partnership, in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or which is engaged in a trade or business in the United States, such payments will not be subject to backup withholding, but will be subject to information reporting unless (1) such nominee, custodian, agent or broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption, provided such broker does not have actual knowledge that the payee is a United States person. Non-United States Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

  The Treasury Department has issued final Regulations regarding the backup withholding and information reporting rules discussed above. In general, the final Regulations, which are generally effective for payments made after December 31, 1999, subject to certain transition rules, do not alter the substantive withholding and information reporting requirements but instead unify current forms and procedures.

  Any amounts withheld under backup withholding will be allowed as a credit against such Non-United States Holder's United States federal income tax liability and may entitle such holder to a refund, provided the required information is furnished to the IRS.

                                 LEGAL MATTERS

  Certain legal matters with respect to the issuance and sale of the Notes offered hereby will be passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

  The historical financial statements of Group Maintenance America Corp., Group Maintenance America Corp. and Subsidiaries, Premex, Inc. and Subsidiary, Barr Electric Corp., Atlantic Industrial Constructors, Inc., Romanoff Electric Corp., Continental Electrical Construction Co., Trinity Contractors, Inc. and Trinity Air Technologies, L.P., Stephen C. Pomeroy, Inc. and Air Systems, Inc., to the extent and for the periods indicated in their reports, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  Group Maintenance America Corp. files annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

  Because our Common Stock is listed on the New York Stock Exchange, our reports, proxy statements and other information can be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this offering memorandum, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we sell all of the
Notes:

  1. Our Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A; and

  2. Our Current Reports on Form 8-K dated April 15, 1999, January 19, 1999, January 5, 1999, November 25, 1998, November 4, 1998, October 28, 1998, September 15, 1998, June 26, 1998 and May 22, 1998 and on Form 8-K/A dated January 19, 1999, December 22, 1998 (two reports were filed on such date and both reports are incorporated by reference), September 21, 1998 and July 20, 1998 (two reports were filed on such date and both reports are incorporated by reference).

  You may request a copy of these filings (in most cases, without exhibits) at no cost, by writing or telephoning us at the following address:

  Investor Relations
  Group Maintenance America Corp.
  8 Greenway Plaza, Suite 1500
  Houston, Texas 77046
  (713) 860-1000

                                    ANNEX A

                        GROUP MAINTENANCE AMERICA CORP.
                             LETTER OF TRANSMITTAL

                             LETTER OF TRANSMITTAL

                            To Tender for Exchange

                   9 3/4% Senior Subordinated Notes due 2009

                                      of

                        GROUP MAINTENANCE AMERICA CORP.

              Pursuant to the Prospectus dated            , 1999


 THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [     ], 1999,
 UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE "EXPIRATION DATE"). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.


                 The Exchange Agent for the Exchange Offer is:

                       State Street Bank & Trust Company

           By Mail:              By Facsimile:              By Hand:

  State Street Bank & Trust     (617) 664-5395      State Street Bank & Trust
           Company                                           Company
  Corporate Trust Department Confirm by Telephone: Corporate Trust Department
         P.O. Box 778
 Boston, Massachusetts 02102-   (617) 664-5587    Two International Place, 4th
             0078                                             Floor
      Attention:                                   Boston, Massachesetts 02110
                                                        Attention:

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

  HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR ORIGINAL NOTES TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

  This Letter of Transmittal is to be used by holders ("Holders") of 9 3/4% Senior Subordinated Notes due 2009 (the "Original Notes") of Group Maintenance America Corp. (the "Company") if: (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders;
(ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes--Book-Entry Delivery Procedures" in the Prospectus
dated [     ], 1999 (the "Prospectus"); or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes-- Guaranteed Delivery" in the Prospectus, and, in each case, instructions are not being transmitted through the DTC Automated Tender Offer Program ("ATOP"). The undersigned hereby acknowledges receipt of the Prospectus. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus.

  Holders of Original Notes that are tendering by book-entry transfer to the Exchange Agent's account at DTC can execute the tender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the exchange offer as set forth in the Prospectus and this Letter of Transmittal (together, the "Exchange Offer") must transmit their acceptance to DTC which will edit and verify the acceptance and execute a book-entry delivery to the Exchange Agent's account at DTC. DTC will then send an Agent's Message to the Exchange Agent for its acceptance. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. DTC participants may also accept the Exchange Offer by submitting a notice of guaranteed delivery through ATOP.

  Delivery of documents to DTC does not constitute delivery to the Exchange
Agent.

  If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, then such Holder must tender such Original Notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes--Guaranteed Delivery" in the Prospectus. See Instruction 2.

  The undersigned should complete, execute and deliver this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.


                            TENDER OF ORIGINAL NOTES
--------------------------------------------------------------------------------

 [_] CHECK HERE IF TENDERED ORIGINAL NOTES ARE ENCLOSED HEREWITH.

 [_] CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED BY BOOK-ENTRY
     TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

 Name of Tendering Institution:_______________________________________________

 Account Number:______________________________________________________________

 Transaction Code Number:_____________________________________________________

 [_] CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED PURSUANT TO A
     NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

 Name(s) of Registered Holder(s):_____________________________________________

 Window Ticket Number (if any):_______________________________________________

 Date of Execution of Notice of Guaranteed Delivery:__________________________

 Name of Eligible Institution that Guaranteed Delivery:_______________________

  List below the Original Notes to which this Letter of Transmittal relates. The name(s) and address(es) of the registered Holder(s) should be printed, if not already printed below, exactly as they appear on the Original Notes tendered hereby. The Original Notes and the principal amount of Original Notes that the undersigned wishes to tender would be indicated in the appropriate boxes. If the space provided is inadequate, list the certificate number(s) and principal amount(s) on a separately executed schedule and affix the schedule to this Letter of Transmittal.


                         DESCRIPTION OF ORIGINAL NOTES

------------------------------------------------------
  Name(s) and
  Address(es)
      of
  Registered
   Holder(s)
    (Please
  fill in if                   Aggregate
  blank) See                   Principal    Principal
  Instruction   Certificate     Amount        Amount
      3.         Number(s)*  Represented**  Tendered**
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                Total
                Principal
                Amount of
                Original
                Notes
------------------------------------------------------

  * Need not be completed by Holders tendering by book-entry transfer.
 ** Unless otherwise specified, the entire aggregate principal amount represented by the Original Notes described above will be deemed to be tendered. See Instruction 4.

                    NOTE: SIGNATURES MUST BE PROVIDED BELOW.
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

  The undersigned hereby tenders to Group Maintenance America Corp. (the "Company"), upon the terms and subject to the conditions set forth in its Prospectus dated October 15, 1999 (the "Prospectus"), receipt of which is hereby acknowledged, and in accordance with this Letter of Transmittal (which together constitute the "Exchange Offer"), the principal amount of Original Notes indicated in the foregoing table entitled "Description of Original Notes" under the column heading "Principal Amount Tendered." The undersigned represents that it is duly authorized to tender all of the Original Notes tendered hereby which it holds for the account of beneficial owners of such Original Notes ("Beneficial Owner(s)") and to make the representations and statements set forth herein on behalf of such Beneficial Owner(s).

  Subject to, and effective upon, the acceptance for purchase of the principal amount of Original Notes tendered herewith in accordance with the terms and subject to the conditions of the Exchange Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all of the Original Notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of the Company) with respect to such Original Notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) present such Original Notes and all evidences of transfer and authenticity to, or transfer ownership of, such Original Notes on the account books maintained by DTC to, or upon the order of, the Company, (ii) present such Original Notes for transfer of ownership on the books of the Company, and
(iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Original Notes, all in accordance with the terms and conditions of the Exchange Offer as described in the Prospectus.

  By accepting the Exchange Offer, the undersigned hereby represents and warrants that (1) the Exchange Notes to be acquired by the undersigned and any Beneficial Owner(s) in connection with the Exchange Offer are being acquired by the undersigned and any Beneficial Owner(s) in the ordinary course of business of the undersigned and any Beneficial Owner(s), (2) the undersigned and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, (3) except as indicated below, neither the undersigned nor any Beneficial Owner is an "affiliate," as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), of the Company and
(4) the undersigned and each Beneficial Owner acknowledge and agree that (x) any person participating in the Exchange Offer with the intention or for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Exchange Notes acquired by such person with a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities and Exchange Commission (the "Commission") and cannot rely on the interpretation of the Staff of the Commission set forth in the no-action letters that are noted in the section of the Prospectus entitled "The Exchange Offer--Registration Rights" and (y) any broker-dealer that pursuant to the Exchange Offer receives Exchange Notes for its own account in exchange for Original Notes which it acquired for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as the result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The undersigned understands that tenders of Original Notes may be withdrawn by written notice of withdrawal received by the Exchange Agent at any time prior to the Expiration Date in accordance with the

Prospectus. In the event of a termination of the Exchange Offer, the Original Notes tendered pursuant to the Exchange Offer will be returned to the tendering Holders promptly (or, in the case of Original Notes tendered by book-entry transfer, such Original Notes will be credited to the account maintained at DTC from which such Original Notes were delivered). If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or waives a material condition of such Exchange Offer, the Company will disseminate additional Exchange Offer materials and extend such Exchange Offer, if and to the extent required by law.

  The undersigned understands that the tender of Original Notes pursuant to any of the procedures set forth in the Prospectus and in the instructions hereto will constitute the undersigned's acceptance of the terms and conditions of the Exchange Offer. The Company's acceptance for exchange of Original Notes tendered pursuant to any of the procedures described in the Prospectus will constitute a binding agreement between the undersigned and the Company in accordance with the terms and subject to the conditions of the Exchange Offer. For purposes of the Exchange Offer, the undersigned understands that validly tendered Original Notes (or defectively tendered Original Notes with respect to which the Company has, or has caused to be, waived such defect) will be deemed to have been accepted by the Company if, as and when the Company gives oral or written notice thereof to the Exchange Agent.

  The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Original Notes tendered hereby, and that when such tendered Original Notes are accepted for purchase by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The undersigned and each Beneficial Owner will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Original Notes tendered hereby.

  All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive the death or incapacity of the undersigned and any Beneficial Owner(s), and any obligation of the undersigned or any Beneficial Owner(s) hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned and such Beneficial Owner(s).

  The undersigned understands that the delivery and surrender of any Original Notes is not effective, and the risk of loss of the Original Notes does not pass to the Exchange Agent or the Company, until receipt by the Exchange Agent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company. All questions as to form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Original Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding.

  Unless otherwise indicated herein under "Special Issuance Instructions," the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange be issued in the name(s) of the undersigned (and in the case of Original Notes tendered by book-entry transfer, by credit to the account of DTC), and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued to the undersigned. Similarly, unless otherwise indicated herein under "Special Delivery Instructions," the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be delivered to the undersigned at the address shown below the undersigned's signature(s). In the event that the "Special Issuance Instructions" box or the "Special Delivery Instructions" box is, or both are, completed, the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for purchase be issued in the name(s) of, certificates for such Original Notes be delivered to, and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued in the name(s) of, and be delivered to, the person(s) at the address(es) so indicated, as applicable. The undersigned recognizes that the Company has no obligation pursuant to the "Special Issuance Instructions" box or "Special Delivery Instructions" box to transfer any Original Notes from the name of the registered Holder(s) thereof if the Company does not accept for exchange any of the principal amount of such Original Notes so tendered.

[_] CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES
    IS AN AFFILIATE OF THE COMPANY.

[_] CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES
    TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES DIRECTLY FROM THE COMPANY OR AN AFFILIATE OF THE COMPANY.

[_] CHECK HERE AND COMPLETE THE LINES BELOW IF YOU OR ANY BENEFICIAL OWNER FOR
    WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES IN MARKET-MAKING OR OTHER TRADING ACTIVITIES. IF THIS BOX IS CHECKED, THE COMPANY WILL SEND 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO TO YOU OR SUCH BENEFICIAL OWNER AT THE ADDRESS SPECIFIED IN THE FOLLOWING LINES.

Name:__________________________________________________________________________

Address:_______________________________________________________________________

        -----------------------------------------------------------------------

  SPECIAL ISSUANCE INSTRUCTIONS
 (SEE INSTRUCTIONS 1, 5, 6 AND 7)

   To be completed ONLY if Original
 Notes in a principal amount not
 tendered or not accepted for
 exchange are to be issued in the
 name of, or Exchange Notes are to
 be issued in the name of, someone
 other than the person(s) whose
 signature(s) appear(s) within this
 Letter of Transmittal or issued to
 an address different from that
 shown in the box entitled
 "Description of Original Notes"
 within this Letter of Transmittal.

 Issue:[_] Original Notes
       [_] Exchange Notes
           (check as applicable)

 Name_______________________________
           (PLEASE PRINT)
 Address____________________________
           (PLEASE PRINT)
 -----------------------------------
             (ZIP CODE)
 -----------------------------------
    (TAX IDENTIFICATION OR SOCIAL
          SECURITY NUMBER)
  (SEE SUBSTITUTE FORM W-9 HEREIN)


  SPECIAL DELIVERY INSTRUCTIONS
 (SEE INSTRUCTIONS 1, 5, 6 AND 7)

   To be completed ONLY if Original
 Notes in a principal amount not
 tendered or not accepted for
 exchange or Exchange Notes are to
 be sent to someone other than the
 person(s) whose signature(s)
 appear(s) within this Letter of
 Transmittal or to an address
 different from that shown in the
 box entitled "Description of
 Original Notes" within this Letter
 of Transmittal.

 Issue:[_] Original Notes
       [_] Exchange Notes
           (check as applicable)

 Name_______________________________
           (PLEASE PRINT)
 Address____________________________
           (PLEASE PRINT)
 -----------------------------------
             (ZIP CODE)
 -----------------------------------
    (TAX IDENTIFICATION OR SOCIAL
          SECURITY NUMBER)
  (SEE SUBSTITUTE FORM W-9 HEREIN)

                                PLEASE SIGN HERE

          (To be completed by all tendering Holders of Original Notes regardless of whether Original Notes are being physically delivered herewith)

 This Letter of Transmittal must be signed by the registered Holder(s) exactly as name(s) appear(s) on certificate(s) for Original Notes or, if tendered by a participant in DTC exactly as such participant's name appears on a security position listing as owner of Original Notes, or by the person(s) authorized to become registered Holder(s) by endorsements and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.

 -----------------------------------------------------------------------------

 -----------------------------------------------------------------------------
          Signature(s) of Registered Holder(s) or Authorized Signatory
                       (See guarantee requirement below)

 Dated: ________________________________________________________________, 1998

 Name(s):_____________________________________________________________________

 -----------------------------------------------------------------------------
                                 (Please Print)

 Capacity (Full Title)________________________________________________________

 Address:_____________________________________________________________________

 -----------------------------------------------------------------------------
                              (Including Zip Code)

 Area Code and Telephone Number:______________________________________________

 Tax Identification or Social Security Number:________________________________
                  (Complete Accompanying Substitute Form W-9)

                              Signature Guarantee
                    (If Required--See Instructions 1 and 5)

 Authorized Signature_________________________________________________________

 Name of Firm_________________________________________________________________

                               [place seal here]

                                 INSTRUCTIONS

        Forming Part of the Terms and Conditions of the Exchange Offer

  1. Signature Guarantees. Signatures of this Letter of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Original Notes tendered hereby are tendered (i) by a registered Holder of Original Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Original Notes) that has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on this Letter of Transmittal, or (ii) for the account of an Eligible Institution. If the Original Notes are registered in the name of a person other than the signer of this Letter of Transmittal, if Original Notes not accepted for exchange or not tendered are to be returned to a person other than the registered Holder or if Exchange Notes are to be issued in the name of or sent to a person other than the registered Holder, then the signatures on this Letter of Transmittal accompanying the tendered Original Notes must be guaranteed by an Eligible Institution as described above. See Instruction 5.

  2. Delivery of Letter of Transmittal and Original Notes. This Letter of Transmittal is to be completed by Holders if (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent's account at DTC pursuant to the procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes--Book-Entry Delivery Procedures" in the Prospectus; or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes--Guaranteed Delivery" in the Prospectus. All physically delivered Original Notes, or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of all Original Notes delivered electronically, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the cover page hereto on or prior to the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures set forth below. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

  If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder must tender such Original Notes pursuant to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes--Guaranteed Delivery" in the Prospectus. Pursuant to such procedures, (i) such tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, or an Agent's Message with respect to guaranteed delivery that is accepted by the Company, must be received by the Exchange Agent, either by hand delivery, mail, telegram, or facsimile transmission, on or prior to the Expiration Date; and (iii) the certificates for all tendered Original Notes, in proper form for transfer (or confirmation of a book-entry transfer or all Original Notes delivered electronically into the Exchange Agent's account at DTC pursuant to the procedures for such transfer set forth in the Prospectus), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by this Letter of Transmittal, or in the case of a book-entry transfer, a properly transmitted Agent's Message, must be received by the Exchange Agent within two business days after the date of the execution of the Notice of Guaranteed Delivery.

  The method of delivery of this Letter of Transmittal, the Original Notes and all other required documents, including delivery through DTC and any acceptance or Agent's Message delivered through ATOP, is at the election and risk of the tendering Holder and, except as otherwise provided in this Instruction 2, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to such date.

  No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Original Notes for exchange.

  3. Inadequate Space. If the spare provided herein is inadequate, the certificate numbers and/or the principal amount represented by Original Notes should be listed on a separate signed schedule attached hereto.

  4. Partial Tenders. (Not applicable to Holders who tender by book-entry transfer). If Holders wish to tender less than the entire principal amount evidenced by any Original Note submitted, such Holders must fill in the principal amount that is to be tendered in the column entitled "Principal Amount Tendered." The minimum permitted tender is $1,000 in principal amount of Original Notes. All other tenders must be in integral multiples of $1,000 in principal amount. In the case of a partial tender of Original Notes, as soon as practicable after the Expiration Date, new certificates for the remainder of the Original Notes that were evidenced by such Holder's old certificates will be sent to such Holder, unless otherwise provided in the appropriate box on this Letter of Transmittal. The entire principal amount that is represented by Original Notes delivered to the Exchange Agent will be deemed to have been tendered, unless otherwise indicated.

  5. Signatures on Letter of Transmittal, Instruments of Transfer and Endorsements. If this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes tendered hereby, the signatures must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever. If this Letter of Transmittal is signed by a participant in DTC whose name is shown as the owner of the Original Notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the Original Notes.

  If any of the Original Notes tendered hereby are registered in the name of two or more Holders, all such Holders must sign this Letter of Transmittal. If any of the Original Notes tendered hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

  If this Letter of Transmittal or any Original Note or instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of such person's authority to so act must be submitted.

  When this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes listed herein and transmitted hereby, no endorsements of Original Notes or separate instruments of transfer are required unless Exchange Notes are to be issued, or Original Notes not tendered or exchanged are to be issued, to a person other than the registered Holder(s), in which case signatures on such Original Notes or instruments of transfer must be guaranteed by an Eligible Institution.

  If this Letter of Transmittal is signed other than by the registered Holder(s) of the Original Notes listed herein, the Original Notes must be endorsed or accompanied by appropriate instruments of transfer, in either case signed exactly as the name(s) of the registered Holder(s) appear on the Original Notes and signatures on such Original Notes or instruments of transfer are required and must be guaranteed by an Eligible Institution, unless the signature is that of an Eligible Institution.

  6. Special Issuance and Delivery Instructions. If certificates for Exchange Notes or unexchanged or untendered Original Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes or such Original Notes are to be sent to someone other than the signer of this

Letter of Transmittal or to an address other than that shown herein, the appropriate boxes on this Letter of Transmittal should be completed. All Original Notes tendered by book-entry transfer and not accepted for payment will be returned by crediting the account at DTC designated herein as the account for which such Original Notes were delivered.

  7. Transfer Taxes. Except as set forth in this Instruction 7, the Company will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Original Notes to it, or to its order, pursuant to the Exchange Offer. If Exchange Notes, or Original Notes not tendered or exchanged are to be registered in the name of any persons other than the registered owners, of if tendered Original Notes are registered in the name of any persons other than the persons signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered Holder or such other person) payable on account of the transfer to such other person must be paid to the Company or the Exchange Agent (unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted) before the Exchange Notes will be issued.

  8. Waiver of Conditions. The conditions of the Exchange Offer may be amended or waived by the Company, in whole or in part, at any time and from time to time in the Company's sole discretion, in the case of any Original Notes tendered.

  9. Substitute Form W-9. Each tendering owner of a Note (or other payee) is required to provide the Exchange Agent with a correct taxpayer identification number ("TIN"), generally the owner's social security or federal employer identification number, and with certain other information, on Substitute Form W-9, which is provided hereafter under "Important Tax Information," and to certify that the owner (or other payee) is not subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the tendering owner (or other payee) to a $50 penalty imposed by the Internal Revenue Service and 31% federal income tax withholding on the payment of the Purchase Price. The box in Part 3 of the Substitute Form W-9 may be checked if the tendering owner (or other payee) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN by the time of payment, the Exchange Agent will withhold 31% on all such payments of the Purchase Price until a TIN is provided to the Exchange Agent.

  10. Broker-dealers Participating in the Exchange Offer. If no broker-dealer checks the last box on page 7 of this Letter of Transmittal, the Company has no obligation under the Registration Rights Agreement to allow the use of the Prospectus for resales of the Exchange Notes by broker-dealers or to maintain the effectiveness of the Registration Statement of which the Prospectus is a part after the consummation of the Exchange Offer.

  11. Requests for Assistance or Additional Copies. Any questions or requests for assistance or additional copies of the Prospectus, this Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the telephone numbers and location listed above. A Holder or owner may also contact such Holder's or owner's broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer.

  IMPORTANT: This Letter of Transmittal (or a facsimile hereof), together with certificates representing the Original Notes and all other required documents or the Notice of Guaranteed Delivery, must be received by the Exchange Agent on or prior to the Expiration Date.

                           IMPORTANT TAX INFORMATION

  Under federal income tax law, an owner of Original Notes whose tendered Original Notes are accepted for exchange is required to provide the Exchange Agent with such owner's current TIN on Substitute Form W-9 below. If such owner is an individual, the TIN is his or her social security number. If the Exchange Agent is not provided with the correct TIN, the owner or other recipient of Exchange Notes may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, any interest on Exchange Notes paid to such owner or other recipient may be subject to 31% backup withholding tax.

  Certain owners of Notes (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that owner must submit to the Exchange Agent a properly completed Internal Revenue Service Form W-8 (a "Form W-8"), signed under penalties of perjury, attesting to that individual's exempt status. A Form W-8 can be obtained from the Exchange Agent. See the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional instructions.

  Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Substitute Form W-9

  To prevent backup withholding, the owner is required to notify the Exchange Agent of the owner's current TIN (or the TIN of any other payee) by completing the following form, certifying that the TIN provided on Substitute Form W-9 is correct (or that such owner is awaiting a TIN), and that (i) the owner has not been notified by the Internal Revenue Service that the owner is subject to backup withholding as a result of failure to report all interest or dividends or (ii) the Internal Revenue Service has notified the owner that the owner is no longer subject to backup withholding.

What Number to Give the Exchange Agent

  The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the owner of the Original Notes. If the Original Notes are registered in more than one name or are not registered in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9," for additional guidance on which number to report.

                            PAYER'S NAME:
--------------------------------------------------------------------------------
                        PART 1--PLEASE PROVIDE YOUR    Social security number(s)
                        TIN IN THE BOX AT RIGHT AND          or Employer
                        CERTIFY BY SIGNING AND          Identification Number(s)
                        DATING BELOW.
 SUBSTITUTE                                             ----------------------
                       --------------------------------------------------------
 FORM W-9 PART 2--Certifications--Under penalties of perjury, I certify that:

 DEPARTMENT OF THE
 TREASURY               (1) The number shown on this form is my correct
 INTERNAL REVENUE           taxpayer identification number (or I am waiting
 SERVICE                    for a number to be issued to me), and


 PAYOR'S REQUEST FOR    (2) I am not subject to backup withholding because:
 TAXPAYER                   (a) I am exempt from backup withholding, or (b)
 IDENTIFICATION             I have not been notified by the Internal Revenue
 NUMBER ("TIN")             Service (IRS) that I am subject to backup
                            withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

                            CERTIFICATION INSTRUCTIONS--You must cross out
                            item (2) above if you have been notified by the
                            IRS that you are currently subject to backup
                            withholding because of under reporting interest
                            or dividends on your tax return.
                       --------------------------------------------------------

                                                              PART 3--
                        SIGNATURE
                                 -------------------------
                        DATE                                  Awaiting TIN [_]
                            ------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A $50 PENALTY
      IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 31%. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

      YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN
      PART 3 OF SUBSTITUTE FORM W-9.


             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

 I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or
 (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 31% of all reportable cash payments made to me will be withheld until I provide a taxpayer identification number.

 Signature                                               Date
          ----------------------------------------------     -----------------

                        [LOGO OF GROUPMAC APPEARS HERE]

                               Group Maintenance
                                 America Corp.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Article 2.02A of the TBCA provides, in relevant part, as follows:

  Subject to the provisions of Sections B and C of this Article, each corporation shall have power:

    (16) to indemnify directors, officers, employees, and agents of the corporation and to purchase and maintain liability insurance for those persons.

  Article IX of the Articles of Incorporation of Group Maintenance America Corp. (the "Company") (therein referred to as the "Corporation") provides as follows:

    1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that would lead to such action, suit or proceeding (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all judgments, fines, penalties (including excise tax and similar taxes), settlements, and reasonable expenses actually incurred by such indemnitee in connection therewith. The right to indemnification conferred in this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the TBCA requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

    2. Insurance. The Corporation may purchase and maintain insurance, at its expense, on behalf of any indemnitee against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a representative of the Corporation, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.

    3. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the TBCA with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

  The Company has entered into employment agreements with its executive officers pursuant to which the Company generally is obligated to indemnify such officers to the full extent permitted by the TBCA as described above.

  The Company has purchased liability insurance policies covering the directors and officers of the Company, including, to provide protection where the Company cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits

 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
  3.1*   Articles of Incorporation of the Company, as amended.
  3.2**  Bylaws of the Company, as amended.
  4.1*** Indenture dated January 22, 1999 among the Company, the Guarantors named therein and State Street Bank and Trust Company, as Trustee.
  4.2*** Supplemental Indenture dated March 22, 1999 among the Company, the
         Guarantors named therein and State Street Bank & Trust Company, as
         Trustee.
  5***   Opinion of Bracewell & Patterson, L.L.P. as to the legality of the
         Common Stock being offered.
  8***   Opinion of Bracewell & Patterson, L.L.P. as to certain federal income tax matters.
 12**    Calculation of Earnings to Fixed Charges.
 21**    Subsidiaries of the Company.
 23.1*** Consent of Bracewell & Patterson, L.L.P. (included in their opinions filed as Exhibit 5 and Exhibit 8 hereto).
 23.2*** Consent of KPMG LLP.
 24***   Powers of attorney.
 25***   Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of State Street Bank and Trust Company.
 27**    Financial Data Schedule.

--------
* Filed as an exhibit to the Company's Form S-1 (Registration No. 333-34067). ** Filed as an exhibit to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1998.
*** Filed herewith.

  (b) Financial Statement Schedules

  No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

  (c) Reports, Opinions, and Appraisals

  The following reports, opinions and appraisals are included herein.

    None.

Item 22. Undertakings.

  (a) Regulation S-K, Item 512 Undertakings

    (1) The undersigned registrant hereby undertakes:

      (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Registration on Form S-4 of Securities Offered for Resale.

      (i) The undersigned hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by person who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (ii) The registrant undertakes that every prospectus (a) that is filed pursuant to the paragraph immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of new securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Group Maintenance America Corp. has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 21, 1999.

                                          GROUP MAINTENANCE AMERICA CORP.

                                          By:    /s/ J. Patrick Millinor, Jr.
                                             ----------------------------------

                                                 J. Patrick Millinor, Jr.
                                                  Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the indicated capacities on April 21, 1999.

                  Signature                                  Title

              James P. Norris*                  Chairman of the Board;
    -------------------------------------        Director
               James P. Norris

        /s/ J. Patrick Millinor, Jr.            Director and Chief Executive
    -------------------------------------        Officer (principal executive
          J. Patrick Millinor, Jr.               officer)

            /s/ Darren B. Miller                Executive Vice President--
    -------------------------------------        Chief Financial Officer
              Darren B. Miller                   (principal financial officer)

             /s/ Daniel W. Kipp                 Senior Vice President and
    -------------------------------------        Corporate Controller
               Daniel W. Kipp                    (principal accounting
                                                 officer)

               Donald L. Luke*                  Director, President and Chief
    -------------------------------------        Operating Officer
               Donald L. Luke

             David L. Henninger*                Director
    -------------------------------------
             David L. Henninger

            Chester J. Jachimiec*               Director
    -------------------------------------
            Chester J. Jachimiec

              Timothy Johnston*                 Director
    -------------------------------------
              Timothy Johnston

            Andrew Jeffrey Kelly*               Director
    -------------------------------------
            Andrew Jeffrey Kelly

              Thomas B. McDade*                 Director
    -------------------------------------
              Thomas B. McDade

                  Signature                                  Title

              Lucian Morrison*                  Director
    -------------------------------------
               Lucian Morrison

             Robert Munson III*                 Director
    -------------------------------------
              Robert Munson III

              Fredric Sigmund*                  Director
    -------------------------------------
               Fredric Sigmund

              John M. Sullivan*                 Director
    -------------------------------------
              John M. Sullivan

              James D. Weaver*                  Director
    -------------------------------------
               James D. Weaver

              William M. Witz*                  Director
    -------------------------------------
               William M. Witz


           /s/ Randolph W. Bryant
    *By: ________________________________

             Randolph W. Bryant
        (Attorney-in-fact for persons
                 indicated)